UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
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FIRST MERCHANTS CORPORATION
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FIRST MERCHANTS CORPORATION
200 EAST JACKSON STREET
MUNCIE, INDIANA 47305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2015

The annual meeting of the shareholders of First Merchants Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Monday, May 4, 2015, at 3:30 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect three directors, to hold office for terms of three years and until their successors are duly elected and qualified.

(2)	To vote on an advisory, nonbinding resolution to approve the compensation of First Merchants Corporation’s named executive officers.

(3)	To ratify the appointment of the firm of BKD, LLP as the independent auditor for 2015.

(4)	To transact such other business as may properly come before the meeting.

Only those shareholders of record at the close of business on February 24, 2015 shall be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

David L. Ortega
Secretary
Muncie, Indiana
March 25, 2015

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE,
OR TO SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE‑PAID
ENVELOPE, AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT
THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.

March 25, 2015

FIRST MERCHANTS CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2015

To the shareholders of First Merchants Corporation (“FMC” or the “Company”):

We are providing you the notice of annual meeting of shareholders and this proxy statement in connection with FMC’s annual meeting of shareholders to be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, on Monday, May 4, 2015, at 3:30 p.m., Eastern Daylight Time (the “Annual Meeting”). The Board of Directors (the “Board”) of the Company is soliciting your proxy to be voted at the Annual Meeting.

The U.S. Securities and Exchange Commission (“SEC”) “notice and access” rule allows us to furnish these proxy materials over the Internet, enabling us to reduce the cost of delivering the materials and lessening the environmental impact of our Annual Meeting. Under this rule, we are mailing a notice regarding the availability of proxy materials to most of our shareholders if you haven’t previously informed us that you prefer a paper copy of the proxy materials. This notice contains instructions on how to access the proxy materials over the Internet. It also contains instructions on how shareholders may receive a paper or electronic copy of the proxy materials, including a proxy statement, annual report and a proxy card. If you received a paper or electronic copy of the proxy materials, you also received a proxy card that can be used to vote your shares.

The distribution of these proxy materials is expected to commence on or about March 25, 2015.

I. VOTING YOUR SHARES

Each share of FMC common stock issued and outstanding as of the close of business on the record date for the Annual Meeting, February 24, 2015 (the “Record Date”), is entitled to be voted on all items being voted upon at the Annual Meeting. As of the close of business on the Record Date, there were 37,755,755 shares outstanding and entitled to vote.

Each share of FMC common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of all items submitted to the shareholders for consideration other than the election of directors. Abstentions will be counted for the purpose of determining whether a quorum is present but for no other purpose. Broker nonvotes will not be counted. The Secretary will count the votes and announce the preliminary results of the voting at the Annual Meeting. The Company will publish final results on Form 8-K within four business days following the end of the meeting in accordance with an SEC rule.

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the meeting.

VOTING BY PROXY

Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•
By Internet - Shareholders who received a notice regarding the availability of proxy materials may submit proxies over the Internet by following the instructions on the notice. Shareholders who received a paper or electronic copy of a proxy card may submit proxies over the Internet by following the instructions on the proxy card.

•
By Telephone - Shareholders who live in the United States or Canada may submit proxies by telephone by calling toll-free 1-800-690-6903 on a touch-tone telephone and following the instructions. Shareholders who received a notice regarding the availability of proxy materials should have the notice in hand when calling, and shareholders who received a paper or electronic copy of a proxy card should have the proxy card in hand when calling.

•
By Mail - Shareholders who received a paper or electronic copy of a proxy card may submit proxies by mail by completing, signing and dating the proxy card and mailing it in the postage-paid envelope we have provided or by returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

After submitting a proxy, you have the right to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary received prior to the Annual Meeting, by submitting a new proxy via the Internet, telephone or mail, or by voting in person at the meeting. Your shares will be voted in accordance with your specific instructions given when submitting your proxy. In the absence of specific instructions to the contrary, proxies will be voted FOR election to the Board of all nominees listed in Item 1 of the proxy, FOR approval of the compensation of the Company’s named executive officers, and FOR ratification of the appointment of the firm of BKD, LLP as the Company’s independent auditor for 2015. If any director-nominee named in this proxy statement becomes unable or declines to serve (an event that we do not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position.

II. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the best of our knowledge, the following table shows the only beneficial owners of more than 5% of the outstanding FMC common stock as of the Record Date.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class

Wellington Management Group LLP	3,047,992(1)	.....................................	8.07%
280 Congress Street
Boston, MA 02210

Dimensional Fund Advisors LP	2,845,590(2)	.....................................	7.54%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	2,421,762(3)	.....................................	6.41%
55 East 52nd Street
New York, NY 10022

(1)
Based on a Schedule 13G filing with the SEC, Wellington Management Group LLP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. Wellington Management Group LLP shares voting and/or dispositive power over the shares.

(2)
Based on a Schedule 13G filing with the SEC, Dimensional Fund Advisors LP is an investment advisor in accordance with Rule 13(d)-1(b)(1)(ii)(E) under the Securities Exchange Act of 1934. It furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of FMC common stock held by the Funds, and may be deemed to be the beneficial owner of these shares under rules of the SEC. However, all of these shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares for any other purpose.

(3)
Based on a Schedule 13G filing with the SEC, BlackRock, Inc. is a parent holding company in accordance with Rule 13(d)-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. It is the parent holding company of six subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock International Limited that are the beneficial owners and possess voting and investment power over these shares of FMC common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table individually lists the amount and percent of the outstanding FMC common stock beneficially owned on the Record Date by the directors, the director-nominees, each of the named executive officers (the “NEOs”) listed in the Summary Compensation Table on page 29, and all of the directors, director-nominees and executive officers as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power. The information provided in the table is based on FMC’s records and information filed with the SEC and provided to the Company.

The number of shares beneficially owned by each person is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes shares of which a person has the right to acquire beneficial ownership on or before April 25, 2015 (60 days after the Record Date) by exercising vested stock options (“Vested Options”) awarded to participants under FMC’s Long-term Equity Incentive Plan (the “LTEIP”). It also includes shares of restricted stock (“Restricted Shares”) awarded to participants under the LTEIP or under FMC’s Equity Compensation Plan for Nonemployee Directors that are still subject to restrictions

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael R. Becher	9,503(1)	*
Roderick English	20,151(2)	*
F. Howard Halderman	3,537(3)	*
William L. Hoy	30,537(4)	*
Gary J. Lehman	28,840(5)	*
Michael C. Rechin	140,422(6)	*
Charles E. Schalliol	52,419(7)	*
Patrick A. Sherman	36,582(8)	*
Terry L. Walker	50,127(9)	*
Jean L. Wojtowicz	30,132(10)	*
Robert R. Connors	44,683(11)	*
Stephan H. Fluhler	14,536(12)	*
Mark K. Hardwick	106,183(13)	*
John J. Martin	23,265(14)	*
Michael J. Stewart	57,156(15)	*
Directors and Executive
Officers as a Group (17 persons)	696,995(16)	1.83%

*    Percentage beneficially owned is less than 1% of the outstanding shares.

(1)	Includes 4,153 Restricted Shares and 4,500 shares that Mr. Becher has the right to acquire by exercising Vested Options.

(2)	Includes 4,558 Restricted Shares and 9,128 shares that Mr. English has the right to acquire by exercising Vested Options.

(3)	Includes 1,730 Restricted Shares and 1,500 shares that Mr. Halderman has the right to acquire by exercising Vested Options.

(4)	Includes 4,558 Restricted Shares, and 10,157 shares that Mr. Hoy has the right to acquire by exercising Vested Options.

(5)	Includes 4,558 Restricted Shares and 6,000 shares that Mr. Lehman has the right to acquire by exercising Vested Options.

(6)	Includes 20,072 Restricted Shares, 4,000 shares held jointly by Mr. Rechin with his spouse, Debra Rechin, and 63,300 shares that he has the right to acquire by exercising Vested Options.

(7)	Includes 8,093 Restricted Shares and 13,628 shares that Mr. Schalliol has the right to acquire by exercising Vested Options.

(8)	Includes 5,441 Restricted Shares and 9,000 shares that Mr. Sherman has the right to acquire by exercising Vested Options.

(9)	Includes 5,441 Restricted Shares, 33,372 shares held jointly by Mr. Walker with his spouse, Cheryl L. Walker, and 11,314 shares that he has the right to acquire by exercising Vested Options.

(10)	Includes 5,441 Restricted Shares and 13,628 shares that Ms. Wojtowicz has the right to acquire by exercising Vested Options.

(11)	Includes 4,871 Restricted Shares, 11,025 shares held jointly by Mr. Connors with his spouse, Ann Connors, and 24,700 shares that he has the right to acquire by exercising Vested Options.

(12)	Includes 2,396 Restricted Shares and 3,700 shares that Mr. Fluhler has the right to acquire by exercising Vested Options.

(13)	Includes 15,490 Restricted Shares, 446 shares held by Mr. Hardwick’s spouse, Catherine Hardwick, and 42,500 shares that Mr. Hardwick has the right to acquire by exercising Vested Options.

(14)	Includes 10,700 Restricted Shares and 5,000 shares that Mr. Martin has the right to acquire by exercising Vested Options.

(15)	Includes 15,490 Restricted Shares and 23,500 shares that Mr. Stewart has the right to acquire by exercising Vested Options.

(16)	Includes 119,872 Restricted Shares and 262,805 shares that the directors and executive officers as a group have the right to acquire by exercising Vested Options.

III. THE BOARD OF DIRECTORS

FMC’s Bylaws authorize the Board to fix the number of directors from time to time by resolution within a range of nine and fifteen directors. As of the 2015 Annual Meeting, the Board has fixed this number at ten. Under the Bylaws, the Board is divided into three classes, with each class of directors serving staggered three-year terms or until their successors are elected and qualified. The current directors in each class are eligible for re-election to a new term by the shareholders at the Annual Meeting held in the year in which the term for their class expires, except that vacancies occurring between Annual Meetings caused by a director’s resignation, death or other incapacity, or by an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board until the next Annual Meeting. The Bylaws also provide that a director shall not continue to serve after the Annual Meeting following the end of the calendar year in which he or she attains age 70. All of FMC’s directors also serve as directors of its wholly owned subsidiary, First Merchants Bank, N.A.

VOTING ITEM 1: ELECTION OF DIRECTORS

Three directors will be elected at the Annual Meeting. All of the current Class III directors, Michael R. Becher, William L. Hoy and Patrick A. Sherman, whose terms will expire as of the 2015 Annual Meeting, have been nominated to serve new three-year terms expiring as of the 2018 Annual Meeting.

There are no family relationships among the Company’s executive officers and directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Class III (Terms expire 2018):
Michael R. Becher age 61 Director since 2012
Mr. Becher was the Managing Partner of the Indianapolis office of Deloitte & Touche LLP (“Deloitte”) for more than 20 years, until his retirement in June 2012. Deloitte is the largest professional services organization in the United States. While he was the Managing Partner, Deloitte experienced significant growth in the Indianapolis market. Mr. Becher also held other global, national and regional leadership positions during his more than 30-year career with Deloitte. As an audit partner, Mr. Becher served public and private companies in industries such as financial services, retail and manufacturing, and tax-exempt organizations. Since 2013, Mr. Becher has been a Strategic Advisor to Krieg DeVault LLP, an Indianapolis-based, business-focused law firm, in business development. He chairs the Board of Trustees of Marian University and is a member of the Board of Trustees of the Indianapolis Symphony.

Among the qualifications Mr. Becher brings to the Board are his accounting and financial expertise acquired through his professional training as an accountant, his understanding of the financial services industry derived from auditing companies in that industry, including risk management, regulatory and compliance issues, and his management experience as the head of a large office of a Big Four accounting firm where he and his colleagues provided professional services to large public companies as well as smaller private businesses. The Company also benefits from Mr. Becher’s experience serving on a number of audit committees. He serves on the Board’s Audit and Nominating and Governance Committees, and the Board has determined that he is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Becher resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

William L. Hoy age 66 Director since 2007
Mr. Hoy is the CEO of Columbus Sign Company, Columbus, Ohio, a custom sign and graphic fabricator that has served central Ohio and beyond for more than 100 years and is one of Ohio’s largest full-service sign companies. Columbus Sign’s business encompasses all phases of signage production including interior and exterior sign design, fabrication and installation. Mr. Hoy has headed Columbus Sign for the past 25 years. He is also the managing partner and co-owner of M&B Properties, a real estate partnership based in Columbus that owns the property where Columbus Sign is located. Before joining the FMC Board, Mr. Hoy served as a founding director of Commerce National Bank (“Commerce”), which FMC acquired in 2002 as its initial entrée into the Columbus, Ohio market. Mr. Hoy continued as a Commerce director until FMC merged all of its subsidiary bank charters into First Merchants Bank, N. A. in 2009. Mr. Hoy has been a member of the Board of Directors of the Columbus Zoo and Aquarium, one of America’s leading zoos, for many years; and he has served as the Chair of that Board.

Among the qualifications Mr. Hoy brings to the Board are his background and experience gained as the CEO of a well-established business and as a Columbus civic leader. He provides the Board a unique perspective as a small business owner, as an entrepreneur and as a long-time director of Commerce, dating back to its founding in 1991 and continuing after its acquisition by FMC in 2002. Mr. Hoy is the only member of the Board who is based in the Columbus, one of FMC’s high growth markets. The Company is committed to expanding its footprint in Columbus, and it took an important step in this direction in January 2015, announcing that it had entered into a definitive agreement to acquire Columbus-based Cooper State Bank. Mr. Hoy serves on the Board’s Compensation and Human Resources Committee.

Patrick A. Sherman age 67 Director since 2009
Mr. Sherman is a certified public accountant and a partner in the accounting firm of Sherman & Armbruster LLP, Greenwood, Indiana, which he co-founded more than 30 years ago. He is also a part owner and officer of several small businesses located in the Indianapolis metropolitan area and elsewhere. Mr. Sherman is also a member of the Board of Directors and Executive Committee of the Johnson County Development Corp., a nonprofit private/public partnership providing economic development services for companies throughout Johnson County, Indiana. He was a director of Lincoln Bancorp (“Lincoln”) from 2005 until its acquisition by FMC in 2009. Mr. Sherman chaired Lincoln’s Audit and Compliance Committees. From 1997 to 2005, Mr. Sherman served as the Vice Chair of the Board of Directors and Chair of the Audit Committee of Heartland Community Bank.

Among the qualifications Mr. Sherman brings to the Board are his professional financial expertise and his familiarity with small business gained from operating his own small companies in addition to providing accounting services to many other businesses. Mr. Sherman chairs the Board’s Audit Committee. The Company benefits from his service in this capacity, not only because of his professional training as an accountant but also due to his prior experience chairing the audit committees of two other financial institutions. The Board has determined that he is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Sherman is the only member of the Board who resides and works in the southern half of the Indianapolis metropolitan area, one of FMC’s high growth markets.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

The terms of the following directors are not expiring as of the 2015 Annual Meeting. They will continue to serve as directors for the remainder of their terms or until otherwise provided in the Company’s Bylaws.

Class I (Terms expire 2016):
F. Howard Halderman age 48 Director since 2013
Mr. Halderman is the President and CEO of Halderman Farm Management Service, Inc. (“HFMS”), which provides management services for agricultural properties from coast to coast; Halderman Real Estate Services, Inc. (“HRES”), which buys and sells farm real estate through private transactions and public auctions and performs certified farm appraisals, primarily in Indiana, Ohio and Michigan; and Halderman Real Asset Management, LLC (“HRAM”), which provides asset management services to large institutional clients and others owning tangible assets throughout the agricultural industry, focusing on U. S. agricultural real estate. Mr. Halderman joined HFMS in 1988 and succeeded his father as President and CEO in 2000. Mr. Halderman co-founded HRES with his father in 1990, and he became the CEO of that company in 2012. HRAM began in 2011 as a division of HRES and was converted to a separate company in 2013 when it became a Registered Investment Advisor with the SEC. HFMS and HRES are based in Wabash, Indiana; and HRAM is headquartered in Indianapolis.

Among the qualifications Mr. Halderman brings to the Board are his years of experience and depth of knowledge in the farm/agricultural real estate marketplace throughout the Eastern Corn Belt, which includes the FMC market. Agricultural lending is an important segment of the Company’s business, and Mr. Halderman is the only FMC director who possesses special expertise in this field. His vast network of contacts within the agricultural community in Indiana and nationally benefits the Company. Mr. Halderman is also an experienced owner and manager of a successful third-generation family-owned business that is located in one of the Company’s significant rural markets. Mr. Halderman serves on the Board’s Risk and Credit Policy Committee.

Michael C. Rechin age 56 Director since 2005
Mr. Rechin has served as the Company’s President and CEO since 2007. In 2009, when FMC merged its four banking subsidiaries under one charter, Mr. Rechin was also appointed the President and CEO of First Merchants Bank, N.A., the surviving subsidiary bank. Mr. Rechin was first employed by the Company in 2005, as its Executive Vice President and Chief Operating Officer. For 23 years before he joined FMC, Mr. Rechin held senior management positions with National City Bank (“National City”), a super regional bank that was acquired by PNC Bank three years after Mr. Rechin left National City. Mr. Rechin was the manager of National City’s Indiana operations from 1995 until he joined FMC in 2005.

As the Company’s CEO, Mr. Rechin is principally responsible for providing leadership and strategic direction to the Company. He works closely with the Chair of the Board in carrying out these responsibilities, and he serves as the chief liaison between the Board and senior management. Because of the roles he serves, it is essential that he be a member of the Board. In addition to his leadership, strategic and management skills, Mr. Rechin brings other qualifications to the Board, including his broad knowledge of the banking and financial services industry acquired during his nearly 35 years of service in executive and senior management positions in that industry. Mr. Rechin resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Charles E. Schalliol age 67 Director since 2004
Mr. Schalliol is a Senior Advisor in the Indianapolis office of the international law firm, Faegre Baker Daniels, LLP. He provides consulting services to several major companies, including to the Customized Fund Investment Group of Grosvenor Securities LLC, on global infrastructure funds. Mr. Schalliol is a director of three venture capital funds, and he is a director of the Purdue Research Foundation and the Indiana University Research and Technology Corporation, which are dedicated to enhancing those Universities’ research and development capabilities, promoting entrepreneurship, and creating new Indiana-based companies. He chairs the Board of Directors of the Indiana Secondary Market for Education Loans, Inc., a nonprofit corporation that is Indiana’s designated provider of student loan services. He served as the Director of the Indiana Office of Management and Budget (“OMB”) and as the Chief Financial Officer for the State of Indiana from 2004 to 2007, in the administration of Indiana Governor Mitch Daniels. As OMB Director, he was responsible for the State’s budgets and financial operations, including its pension funds, as well as agencies that had more than 2,000 state employees. Before heading the OMB, Mr. Schalliol served as the first President and CEO of BioCrossroads, an economic development organization focused on life sciences companies; and he previously held executive positions with Eli Lilly and Company, a leading worldwide pharmaceuticals company, in the areas of strategic planning, investment banking and business development. Mr. Schalliol was the founder and managing director of three Lilly venture funds.

Among the qualifications Mr. Schalliol brings to the Board are his executive leadership abilities and experience as the head of major, complex public and private entities, his financial acumen, his entrepreneurial skills as evidenced by his primary role in forming successful new businesses and venture capital funds, and his knowledge of risk management, regulatory and compliance issues gained from his legal training and public service. Mr. Schalliol is the Chair of the FMC Board. He also chairs the Board’s Compensation and Human Resources Committee and serves on its Nominating and Governance and Risk and Credit Policy Committees. He resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Mr. Schalliol is also a director of Heritage-Crystal Clean, Inc., a NASDAQ company, where he chairs the Compensation Committee and serves on the Audit and Nominating & Governance Committees.

Terry L. Walker age 68 Director since 2006
Mr. Walker is the retired Chair and CEO of Muncie Power Products, Inc. (“Muncie Power”), which is headquartered in Muncie, Indiana, where FMC’s principal office is located. Together, Muncie Power and its parent, Interpump Group, S.p.A., an Italy-based public company, are the world’s largest manufacturer of power take-offs. They serve the truck equipment market by manufacturing and distributing mobile power components and systems, including hydraulic gear pumps, hydraulic reservoirs and other specialty products in addition to power take-offs. Mr. Walker retired from Muncie Power in December 2011, after serving seven years as the CEO and 34 years as an executive employee of that company. Mr. Walker is a certified public accountant and was a member of the accounting firm, Whitinger & Company, before joining Muncie Power.

Among the qualifications Mr. Walker brings to the Board are his leadership skills and management experience gained as the CEO and in other executive positions with an international company. He also provides accounting and financial expertise acquired through his professional training as an accountant. The Board has determined that Mr. Walker is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. Mr. Walker chairs the Board’s Nominating and Governance Committee, and he also serves on its Risk and Credit Policy and Audit Committees. Mr. Walker resides in Muncie, Indiana, the location of the Company’s principal office and one of its largest markets.

Class II (Terms expire 2017):
Roderick English age 63 Director since 2005
Mr. English has served as the Manager of the Operations Review Office of the Defense Finance and Accounting Services Office of the U. S. Department of Defense since 2010. His management responsibilities include leading audit teams in performing audit readiness reviews of human resources operational processes to ensure regulatory compliance, accuracy of processing, appropriate maintenance of records and files, and process efficiencies. Mr. English was the President and CEO of The James Monroe Group, LLC, a provider of business management and consulting services from 2006 to 2012. His firm helped clients develop strategic business plans, top grade management personnel, expand their core business to achieve sustainable growth, and improve operational efficiencies and reduce waste. From 1994 to 2006, Mr. English was the Senior Vice President, Human Resources and Communications, of Remy International, Inc. (“Remy”), a worldwide manufacturer of automotive products. At Remy, Mr. English provided leadership and direction for all of Remy’s human resources initiatives, including in the areas of acquisitions, mergers and divestitures. Prior to 1994, Mr. English held several management positions with the Delco Remy Division of General Motors, including plant manager of one of its manufacturing plants and manager of its labor relations.

Among the qualifications Mr. English brings to the Board are his expertise and experience with large-scale human resources operations and issues, including regulatory and compliance matters. He is the only FMC director who has spent most of his professional career specializing in this field, and he shares his understanding of this area as a member of the Board’s Compensation and Human Resources Committee. The Company also benefits from Mr. English’s management and strategic planning skills and his international business experience. As an African-American, Mr. English adds to the Board’s diversity, which the Company believes significantly benefits the Board, the Company and the shareholders. Mr. English currently resides in the Indianapolis metropolitan area, one of FMC’s high growth markets; and he resided for many years in Anderson, Indiana, another important FMC market.

Gary J. Lehman age 62 Director since 2011
Mr. Lehman is a director of Oerlikon Leybold Vacuum USA Inc., and, from 2012 to 2014, he was the President of Oerlikon USA Holdings, Inc. Both companies are part of the Oerlikon Group (“Oerlikon”), a leading global technology company based in Switzerland that focuses on providing market-leading technologies and services for surface solutions, manmade fibers manufacturing, drive systems and vacuum pumps and components in growth markets. From 2010 to 2012, Mr. Lehman was the CEO of Oerlikon’s Drive Systems segment. This segment includes Fairfield Manufacturing Company Inc. (“Fairfield”), Lafayette, Indiana, the largest independent gear manufacturer in the United States, which Oerlikon acquired in 2007. When Oerlikon acquired Fairfield, Mr. Lehman was Fairfield’s President and CEO, and he continued in this position until 2012 and as Fairfield’s Chair until 2014. In 2002, Mr. Lehman co-founded and was a Managing Director of The Cannelton Group (“Cannelton”), a provider of operations and financial assistance to private equity and closely held manufacturing firms. He has again become a Managing Director of Cannelton in 2015. Prior to 2002, Mr. Lehman was President and CEO of Philips Lighting Electronics NA and Advance Transformer, a wholly owned subsidiary of Philips Electronics NV; and Senior Vice President of Worldwide Operations and General Manager of the Body Systems Division of ITT Automotive. Mr. Lehman is a member of the Purdue University Board of Trustees and has served on the Indiana Commission for Higher Education.

Among the qualifications Mr. Lehman brings to the Board are his extensive and varied business and executive leadership skills and experience gained as the CEO of companies that compete in global, high technology markets. FMC also benefits from his insights gained from integrating business units of a major international company, including issues involving operations and risk management. Mr. Lehman serves on the Board’s Compensation and Human Resources Committee. He resides in Lafayette, Indiana, one of FMC’s principal markets.

Jean L. Wojtowicz age 57 Director since 2004
Ms. Wojtowicz is the President and CEO of Cambridge Capital Management Corp. (“Cambridge”), an Indianapolis-based manager of nontraditional sources of capital for businesses. Since Ms. Wojtowicz founded the company in 1983, Cambridge has provided more than $530 million to more than 1,300 businesses in the manufacturing, service and retail sectors. Cambridge manages the Indiana Statewide Certified Development Corporation, which provides fixed-asset financing to small businesses; the Indiana Community Business Credit Corporation, a consortium of financial institutions that pool money to provide loans to businesses in a growth stage; and Lynx Capital Corporation, which provides debt financing to minority-owned companies. Cambridge is also the general partner of Cambridge Ventures L.P., a licensed small business investment company. Ms. Wojtowicz is one of the seven individuals appointed by the Governor of Indiana as a Member of the Indiana Department of Financial Institutions, the agency responsible for supervising financial institutions incorporated in Indiana. She is also a member of the Indianapolis Airport Authority Board of Directors, which operates the Indianapolis International Airport and five general aviation airports in the Indianapolis metropolitan area. Ms. Wojtowicz authors frequent articles and columns for the Indianapolis Business Journal, Hoosier Banker, and other business and financial publications.

Among the qualifications Ms. Wojtowicz brings to the Board are her knowledge of the banking and financial services industry, her business and financial acumen, and her expertise in risk management and compliance. The Indiana Chamber of Commerce named Ms. Wojtowicz the “2011 Business Leader of the Year” because of her significant contributions to the state’s economy and workforce by connecting small businesses with funding options and vital entrepreneurial advice. As a female, Ms. Wojtowicz adds to the Board’s diversity, which the Company believes significantly benefits the Board, the Company, and the shareholders. Ms. Wojtowicz chairs the Board’s Risk and Credit Policy Committee and also serves on its Audit Committee. The Board has determined that she is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K. She resides in the Indianapolis metropolitan area, one of FMC’s high growth markets.

Ms. Wojtowicz is also a director of Vectren Corporation, a New York Stock Exchange company, where she chairs the Compensation and Benefits Committee and serves on the Audit Committee; First Internet Bancorp, a NASDAQ company, where she chairs the Audit Committee (Ms. Wojtowicz is also a director of that company’s banking subsidiary, First Internet Bank of Indiana); and American United Mutual Insurance Holding Company, where she chairs the Audit Committee and serves on the Executive Committee.

Consistent with the Company’s focus on community banking, all of the FMC directors are actively and visibly involved in community, civic, charitable and other nonprofit organizations and activities in the communities where they live and in which the Company does business.

IV. CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board has established Corporate Governance Guidelines to address key areas of corporate governance. The Guidelines are among the governance documents that are published on the Company’s website, at http://www.firstmerchants.com/investors, under Corporate Information. Together with FMC’s Articles of Incorporation and Bylaws and the Board Committee charters, the Corporate Governance Guidelines provide the framework for the Company’s governance. Among the items covered by these Guidelines are: director qualifications and responsibilities, the director nomination process, the Board leadership structure, standing committees of the Board, director compensation, director orientation and continuing education, Board self-assessment, evaluation of executive performance and succession planning.

CODE OF CONDUCT

The Company is committed to the highest standards of ethical conduct. It has adopted a Code of Conduct that applies to all directors, executive officers and employees. The Code of Conduct incorporates a Code of Ethics, within the meaning of Item 406(b) of SEC Regulation S-K, that applies to FMC’s senior financial officers, including the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Corporate Controller and Corporate Treasurer. The Code of Conduct and Code of Ethics are among the governance documents published on the Company’s website, at http://www.firstmerchants.com/investors, under Corporate Information/Code of Conduct.

DIRECTOR INDEPENDENCE

FMC is listed on the NASDAQ Stock Market. Using the definition of “independent director” in NASDAQ Listing Rule 5605(a)(2), the Board has determined that each of the nonemployee directors and director-nominees, including Mr. Becher, Mr. English, Mr. Halderman, Mr. Hoy, Mr. Lehman, Mr. Schalliol, Mr. Sherman, Mr. Walker and Ms. Wojtowicz, is an independent director. It has also determined that JoAnn M. Gora, who retired as a nonemployee director as of May 12, 2014, was an independent director. The Board has determined that Mr. Rechin is not an independent because he is the Company’s President and CEO.

MEETINGS OF THE BOARD

The Board holds regular quarterly meetings and an annual two day retreat. It may also hold special meetings at the call of the Chair, the President, or a majority of the directors. The Board meets in executive session without any member of management present during a portion of each of its regular meetings and at its retreat.

During 2014, the Board held 14 meetings, including the annual two day retreat. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board Committees on which the director served.

DIRECTORS’ ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The directors are encouraged but not required to attend the Annual Meeting. All of the directors attended the 2014 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

Two separate individuals serve in the positions of Chair of the Board and President and CEO of the Company. Mr. Schalliol, an independent director, serves as the Chair of the Board, and Mr. Rechin serves as the President and CEO. The Company has determined that this leadership structure is preferable because the two positions entail different roles and different, but complementary, responsibilities. The Chair provides strategic direction, advice and counsel to the President and CEO, but the President and CEO is primarily responsible for the management of the Company’s daily operations. The Company believes this leadership structure is beneficial because it allows the Company to take advantage of the Chair’s and the President and CEO’s differing backgrounds, experiences and perspectives. In addition, regular and frequent communication between the Chair and the President and CEO provides a vehicle for promoting a positive and productive relationship between the Board and the President and CEO and among the Board, management and the shareholders. It also reduces the potential for conflicts of interest and enhances the oversight of risk. Further, this structure allows the Board to more objectively and effectively carry out its responsibilities involving oversight of the Company’s management and, in particular, its responsibility for the selection, retention and compensation of the President and CEO and other senior executives.

Board’s Role in Risk Oversight

Although the entire Board is ultimately responsible for overseeing the Company’s enterprise-wide risk, the Board has assigned the primary role for carrying out this responsibility to its Risk and Credit Policy Committee. The Risk and Credit Policy Committee engages in an ongoing review of the Company’s risk policies, procedures and practices and their effectiveness, so that material risks to the Company’s financial well-being can be properly identified, measured, managed, controlled and mitigated. The Board has assigned the principal responsibility for risk oversight to other committees in the following areas: the Audit Committee oversees the assessment and management of the Company’s exposure to regulatory (compliance) risks, financial (reporting) risks, and integrity and ethics risks; and the Compensation and Human Resources Committee oversees the assessment and management of the Company’s exposure to risks with respect to the Company’s incentive compensation plans and other executive compensation programs.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate directly with the Board by email, at bod@firstmerchants.com, or in a letter or other writing addressed to the Board and delivered or mailed c/o Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. All such emails and written communications will automatically be forwarded both to the Chair of the Board and the Chair of its Nominating and Governance Committee, who will share them with each of the other directors.

V. BOARD COMMITTEES

STANDING COMMITTEES

FMC’s Bylaws give the Board the authority, at its discretion, to constitute and appoint committees from among its members to assist in the management and control of the affairs of the Company, including the following standing committees of the Board: the Audit Committee, the Nominating and Governance Committee, the Risk and Credit Policy Committee, and the Compensation and Human Resources Committee (the “Committees”). Each of these Committees has a charter that is published on FMC’S website, at http://www.firstmerchants.com/investors, under Corporate Information/Governance Documents.

The Committees’ rules, protocols and procedures for calling and holding meetings are set forth in FMC’s Bylaws or the Committees’ charters, or they are determined from time to time by the Board or the respective Committees. All of the Committees meet in executive session without any member of management present during a portion of their regular meetings.

Additional information concerning the membership, responsibilities and meetings held in 2014 by each of the Committees follows.

AUDIT COMMITTEE

The Audit Committee is comprised of Mr. Sherman (Chair), Mr. Becher, Mr. Walker and Ms. Wojtowicz. The Board has determined that all of the Committee members: (1) are independent directors, under the definition in NASDAQ Listing Rule 5605(a)(2); (2) meet the criteria for audit committee independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(c)(2); and (3) are “audit committee financial experts” within the meaning of Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee met six times during 2014.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent accountants’ qualifications and independence;

•	the performance of the Company’s independent accountants and internal audit function; and

•	the Company’s compliance with its ethical requirements.

The Committee’s responsibilities also include annually reviewing and discussing the Company’s audited financial statements with FMC’s management and the Company’s independent accountants. The Committee obtains written disclosures from the independent accountants regarding their independence, and it discusses the accountants’ independence with them. Based on these reviews and discussions, the Committee annually prepares the report required under Item 407(d)(3) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year for filing with the SEC.

Although the Risk and Credit Policy Committee is primarily responsible for the Company’s enterprise-wide risk management, the Audit Committee oversees the assessment and management of the Company’s exposure to regulatory (compliance) risks, financial (reporting) risks, and integrity and ethics risks under the Company’s risk oversight structure matrix. The Chief Risk Officer and the Senior Internal Auditing Executive annually submit a risk assessment report to the Audit Committee regarding these risks.

The Audit Committee meets its responsibilities by reviewing the financial reports and other financial information provided by the Company to shareholders and others; reviewing the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures; reviewing reports prepared by the Company’s internal auditors, independent accountants and regulators on the effectiveness of the Company’s processes for the oversight and management of financial and operational risks, including the system of internal controls that management and the Board have established; and reviewing the Company’s auditing, accounting and financial reporting processes.

The Audit Committee has the sole authority (subject to shareholder ratification) for the appointment, compensation, retention and oversight of the work of the Company’s independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee also has the sole authority to approve all audit engagement fees and terms, as well as permissible nonaudit engagements of the independent accountants. At least annually, the Committee assesses the independence of the independent accountants, including the independent auditor’s lead partner. It also assures that the independent accountants regularly rotate the lead and concurring audit partners as required by law or regulations, or more frequently as determined by the Committee in its sole discretion.

The Audit Committee has the sole authority to appoint, replace, reassign or dismiss the Senior Internal Auditing Executive of the Company’s internal audit department, who reports directly to the Committee (and to the Company’s Chief Risk Officer for administrative purposes). The Committee annually reviews and approves the Senior Internal Auditing Executive’s performance evaluation and compensation.

The Audit Committee also oversees the operation and effectiveness of the Company’s Ethics and Integrity Policy, which applies to directors, executive officers and employees and provides for multiple avenues for raising concerns about unethical, accounting, internal controls, or auditing matters, with the assurance that any person raising a concern will be protected from retaliation or reprisals for reporting a concern in good faith. The Policy provides for confidentially and makes available the option of anonymous reporting of conduct and matters covered by the Policy through a toll-free ethics hotline operated by an outside company. The Ethics and Integrity Policy is among the governance documents published on FMC’S website, at http://www.firstmerchants.com/investors, under Corporate Information/Ethics & Integrity Policy.

The Audit Committee may conduct or authorize investigations into matters within the scope of its responsibilities; and the Committee may retain independent counsel, accountants, or other outside advisors as it deems necessary to conduct such investigations or otherwise carry out its duties.

Audit Committee Report Concerning Audited Financial Statements for the 2014 Fiscal Year

The Audit Committee has reviewed and discussed First Merchants Corporation’s audited financial statements for the year ended December 31, 2014 with management.

The Audit Committee has discussed with the independent auditor, BKD, LLP, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received from the independent auditors, BKD, LLP, written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2014 fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Patrick A. Sherman, Chair
Michael R. Becher
Terry L. Walker
Jean L. Wojtowicz

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is comprised of Mr. Walker (Chair), Mr. Becher and Mr. Schalliol. Dr. Gora was also a member of the Committee until her retirement as a director and member of the Committee as of May 12, 2014. The Board has determined that all of the Committee members are independent directors, under the definition in NASDAQ Listing Rule 5605(a)(2), and that Dr. Gora was also an independent director.

The Nominating and Governance Committee met twice during 2014.

The Nominating and Governance Committee’s responsibilities include:

•	developing and recommending to the Board the appropriate size and structure of the Board and its standing committees, as well as the qualifications for serving on these committees;

•	annually reviewing the composition of the Board as a whole, including the balance of independence, business expertise, experience, diversity and other desired qualities;

•	maintaining up-to-date criteria for selecting Board members;

•	reviewing the credentials of individuals suggested as prospective directors;

•	nominating individuals to serve as members of the Board, including the annual slate of directors for election by the shareholders;

•	nominating the Board’s officers;

•	overseeing the Company’s compliance with laws and regulations that relate to its governance structure and processes, including those of the SEC and NASDAQ;

•	reviewing compliance with the nonemployee director FMC stock ownership guidelines;

•	providing for and promoting director continuing education and periodic self-assessments of the Board’s and Board Committees’ effectiveness;

•
reviewing and making recommendations to the Board concerning FMC’s Code of Conduct, Code of Ethics for Financial Management, Regulation O Insider Lending Restrictions Policy, Insider Trading Policy and Section 16a Reporting Procedures; and

•	receiving and making recommendations to the Board regarding shareholder proxy initiatives, if any.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

Article IV, Section 9, of FMC’s Bylaws describes the process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee. Under this process, a suggestion by a shareholder of a director-nominee must include: (a) the name, address and number of the Company’s shares owned by the shareholder; (b) the name, address, age and principal occupation of the suggested nominee; and (c) such other information concerning the suggested nominee as the shareholder may wish to submit or the Committee may reasonably request. A suggestion for a director-nominee submitted by a shareholder must be in writing and delivered or mailed to the Secretary, First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305. Suggestions for nominees from shareholders are evaluated in the same manner as other nominees.

Process for Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee assesses the appropriate mix of skills and characteristics required of the Board in the context of the perceived needs at a given point in time and periodically reviews and updates its criteria for identifying and evaluating nominees for director. Among the general criteria the Committee considers are:

•	ethical character and sharing of the Company’s values as reflected in its mission and vision statements;

•	personal and professional reputation consistent with the Company’s reputation and image;

•	superior credentials, accomplishments and recognition in the nominee’s field, with demonstrated sound business judgment;

•
in general, experience as a current or former CEO or in a comparable leadership position with a public company or other complex business or organization, which may include an educational, governmental, scientific or other nonprofit entity;

•
ability and willingness to devote sufficient time to carry out duties and responsibilities of Board membership and to commit to serve on the Board for several years in order to gain knowledge of the Company’s principal business and operations;

•
ability and willingness to acquire and hold shares of the Company’s stock in accordance with Board-established guidelines, to assure that the nominee’s financial interests are aligned with those of other shareholders;

•
relevant expertise and experience - in particular, financial acumen - and ability and willingness to offer advice and guidance to the Company’s CEO and other senior management based on that expertise and experience while working cooperatively with other directors and management;

•
for nonemployee directors, independence, within the meaning of applicable SEC regulations and NASDAQ Listing Rules; also by avoiding conflicts or appearances of conflicts of interest and by ability to objectively appraise management performance, represent shareholder interests and remain independent of any particular constituency;

•
together with other directors, possession of attributes that contribute to a diverse and complementary Board, with diversity reflecting gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations;

•	willingness to assist the Company in developing new business; and

•	residence in FMC’s market coverage areas.

If the nominee is an incumbent director whose term is expiring, the Nominating and Governance Committee also considers the quality of the director’s prior service to the Company, including the nature and extent of participation in the Company’s governance and contributions of management and financial expertise and experience to the Board and the Company.

The Nominating and Governance Committee considers candidates coming to its attention through current Board members, search firms, shareholders and other persons.

Consideration of Diversity in Identifying Nominees

The Board and the Nominating and Governance Committee consider diversity in identifying nominees for director. The Committee has defined a diverse Board as one that reflects gender, ethnicity, educational, professional and/or managerial backgrounds and experience, and other relevant considerations. In its annual review of the composition of the Board as a whole, the Nominating and Governance Committee assesses the Board’s diversity along with other desired qualities, and it assesses the effectiveness of the Board’s diversity policy. The Committee has concluded that the Board is diverse under the Committee’s definition and that the Board’s diversity policy is effective. The Board’s membership includes directors of different gender, racial, ethnic, educational, professional, managerial and entrepreneurial backgrounds and experience. It includes directors who have leadership experience and financial and other expertise gained from employment or other association with large public and smaller private companies, manufacturers, the banking and financial services industry, the agricultural industry, international business, venture capital funds, major universities, private accounting and legal firms, and public service organizations including governmental and nonprofit agencies and institutions. Several of the directors have expertise and experience in risk management, strategic planning, operations, technology, and regulatory compliance and human resource issues. Some directors reside in larger metropolitan areas that FMC considers its high growth markets, and others reside in mid-sized and small markets that are also extremely important to the Company.

RISK AND CREDIT POLICY COMMITTEE

The Risk and Credit Policy Committee is comprised of Ms. Wojtowicz (Chair), Mr. Schalliol, Mr. Walker and Mr. Halderman. Mr. Halderman became a member of the Committee as of December 9, 2014. The Board has determined that all of the Committee members are independent directors, under the definition in NASDAQ Listing Rule 5605(a)(2).

The Risk and Credit Policy Committee met seven times during 2014.

The Risk and Credit Policy Committee’s primary function is to assist the Board in assuring the effective management of FMC’s enterprise-wide risk, both internal and external, through a continuous review of policies, procedures and practices and the actual results of their application. FMC describes enterprise-wide risk management as a process, effected by the Board, management and other personnel, applied across the enterprise and designed to identify events, whether existing or potential, that may adversely affect the Company. It enables the Company to manage risk within acceptable limits and provides reasonable assurance of optimum corporate performance in the risk/return continuum. In addition, it facilitates the integration of varying views of risk into established credit, asset/liability management, and other risk elements, resulting in an alignment of strategy and corporate culture.

The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company. In providing this oversight, the Committee:

•	maintains a clear understanding and working knowledge of the principal risks inherent in the Company’s activities;

•	assigns the oversight of each risk type to a standing committee of the Board;

•	guides management in defining the Company’s risk thresholds, appetite and profiles while taking into consideration its strategic goals, objectives, markets and macro-economic conditions;

•
establishes risk thresholds and monitors them not less than quarterly (including specific limitations on the authority of management above which the Board or a standing committee of the Board retains exclusive authority);

•	establishes specific measures which delineate the level and trend of principal risks and their potential impact on the Company;

•	evaluates the impact of changes to risk thresholds prior to any modification, after consideration of changes in market conditions, the Company’s strategy, and associated risk assessments;

•	monitors emerging risks to the Company and how management will monitor, manage and mitigate those risks on a proactive basis; and

•
performs duties and responsibilities enumerated and consistent with the Committee’s charter and considers enterprise risk in relation to the Company’s potential for growth and increase in shareholder value.

The Risk and Credit Policy Committee identifies and defines the principal risks and uncertainties to which the Company is subject, including the nature (systemic or random), range and likelihood or each risk as well as the strategic, operational and regulatory consequences of both favorable and unfavorable outcomes. The Committee determines the responsible manager and Board committee for each principal risk and sees that the committee and the responsible manager are maintaining an effective policy for each principal risk assigned to that committee and manager, including acceptable risk limits, reporting parameters, management decision criteria (both quantitative and qualitative) and the reporting format for monitoring the level and trend of the risk. The Committee assures that risk policies are reviewed annually by the committees responsible for these principal risks and/or by the full Board, and it monitors the reporting practices of these committees to assure that risk exposure remains within established limits and that significant risk exposures have been brought to the attention of the Board. The Committee also annually reviews and recommends to the Board for its approval the levels and types of insurance coverage to be purchased by the Company.

The Chief Risk Officer and the Senior Internal Auditing Executive provide input to the Risk and Credit Policy Committee, particularly through periodic risk assessment reports, concerning principal risks within the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is comprised of Mr. Schalliol (Chair), Mr. English, Mr. Lehman and Mr. Hoy. Mr. Hoy became a member of the Committee as of August l4, 2014. The Board has determined that all of the Committee members: (1) are independent directors, under the definition in NASDAQ Listing Rule 5605(a)(2); and (2) meet the criteria for compensation committee independence set forth in Rule 10C-1(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(2).

The Compensation and Human Resources Committee met three times during 2014.

The Compensation and Human Resources Committee’s responsibilities include:

•	establishing the Company’s general compensation philosophy in consultation with senior management;

•	overseeing the development and implementation of policies and programs to carry out the Company’s general compensation philosophy;

•
periodically reviewing and evaluating the effectiveness of the Company’s compensation policies and programs in light of its general compensation philosophy and making any modifications that the Committee deems necessary or advisable;

•
reviewing the performance of and approving the compensation and benefits to be paid to the CEO and other executive officers and senior management employees of the Company and the Regional Presidents and CEOs of its subsidiaries;

•
reviewing the performance and approving the compensation and benefits to be paid to the senior management employees of FMC’s subsidiaries and approving the compensation ranges and benefits for the other officers and employees of the Company and its subsidiaries (a responsibility which the Committee may delegate all or part of to the Company’s CEO and/or the Regional Presidents and CEOs of the Company’s subsidiaries);

•	administering the Company’s incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•	making recommendations to the Board concerning the adoption, amendment or termination of incentive compensation plans, equity-based compensation plans, and deferred compensation plans;

•
regularly monitoring risk exposure with respect to the Company’s incentive compensation plans and other executive compensation plans to assure that risks remain within established limits, that steps are taken to mitigate these risks where appropriate, and that significant risk exposures are brought to the attention of the Board;

•	reviewing annually executive change of control and severance agreements; and

•	reviewing and making recommendations to the Board regarding the compensation of the nonemployee directors.

The Compensation and Human Resources Committee’s responsibilities also include annually reviewing and discussing with senior management the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K. Based on this review and discussion, the Committee prepares the report required under Item 407(e)(5) of SEC Regulation S-K to be included in the Company’s annual proxy statement, recommending to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

The Compensation and Human Resources Committee determines executive and nonemployee director compensation annually, after bearing in mind the Company’s short and long-term strategic goals, considering whether the Company’s existing compensation programs have supported its efforts to attract, retain and motivate high-performing, qualified leaders, and comparing the Company’s compensation programs with those of peer institutions, with the aim of arriving at an appropriate mix of salary, benefits and incentives that will ultimately lead to a superior return on shareholders’ investment.

The Compensation and Human Resources Committee sets the compensation, the metrics, targets and ranges for payouts under the cash incentive program, and the amounts and mix of equity-based compensation of the Company’s CEO, executive officers, other senior management employees, and the Regional Presidents and CEOs of FMC’s subsidiaries. In setting the compensation of these employees (other than the Company’s CEO), the Committee relies heavily on the recommendations of the CEO. The Committee has delegated to the Company’s CEO or, where appropriate, to other executive officers, senior management employees or the Regional Presidents or CEOs of FMC’s subsidiaries, the authority to approve the compensation and benefits to be paid to the other officers and employees of the Company and its subsidiaries.

The Compensation and Human Resources Committee sets the compensation of the nonemployee directors. The executive officers do not have a role in determining or recommending the amount or form of nonemployee director compensation.

The responsibility for the day-to-day administration of FMC’s incentive compensation plans, equity-based compensation plans and deferred compensation plans have been delegated to the Company’s Senior Vice President and Director of Human Resources, with oversight from the CEO. From time to time, these two executives provide information to the Compensation and Human Resources Committee and make recommendations, on their own initiative or as requested by the Committee, concerning existing and proposed compensation policies and programs for executives and other employees of the Company and its subsidiaries.

The Compensation and Human Resources Committee has the authority to directly select, engage and terminate such counsel, consultants (including compensation consultants), and other experts as it deems necessary or appropriate to assist it in carrying out its responsibilities. During the past five years, the Committee has directly engaged Buck Consultants, a human resources consulting firm, on three occasions, most recently in 2014, to review FMC’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity that will enable the Company to attract, retain and motivate a highly qualified leadership team. Buck Consultants’ 2014 engagement also included a review of the compensation paid to FMC’s nonemployee directors and a comparison of the form and amount of that compensation to the compensation paid to nonemployee directors of peer companies. Buck Consultants’ recommendations did play a role in the determination of the amount and form of executive compensation for 2014 and 2015 and nonemployee director compensation for 2015.

FMC’s management also engaged Buck Consultants and another company to jointly develop a new position administration program for the Company in 2013-2014. The new program is intended to provide a framework for consistent and fair application of the Company’s base pay structure and define the hierarchical structure of its jobs and salary ranges for all of the Company’s employees. The fees paid to Buck Consultants for these additional services to the Company were substantially less than the threshold amount for which disclosure is required under Item 407(e)(3)(iii) of SEC Regulation S-K. The Compensation and Human Resources Committee approved these additional services by Buck Consultants. The Committee has determined that Buck Consultants’ work as a consultant to the Committee and the Company does not raise any independence or conflict of interest concerns, taking into consideration the six factors listed in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934 and NASDAQ Listing Rule 5605(d)(3).

Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2014, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or executive officer of the Company had a relationship during 2014 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.

Compensation and Human Resources Committee Report

In accordance with Item 407(e)(5) of SEC Regulation S-K, the members of the Compensation and Human Resources Committee state that the Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of SEC Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Charles E. Schalliol (Chair)
Roderick English
William L. Hoy
Gary J. Lehman

VI. COMPENSATION OF NAMED EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

FMC’s named executive officers (“NEOs”) for the 2014 fiscal year, as defined in Item 402(a)(3) of SEC Regulation S-K, were:

•	Michael C. Rechin, President and Chief Executive Officer;

•	Mark K. Hardwick, Executive Vice President and Chief Financial Officer;

•	Michael J. Stewart, Executive Vice President and Chief Banking Officer;

•	John J. Martin, Executive Vice President and Chief Credit Officer;

•	Stephan H. Fluhler, Senior Vice President and Chief Information Officer (commencing May 2014); and

•	Robert R. Connors, Senior Vice President and Chief Information Officer (until May 2014).

In May 2014, Mr. Connors accepted a new assignment as Executive Director of Facilities Management (not an executive officer position), in anticipation of his planned retirement in 2015 or 2016. Mr. Fluhler succeeded Mr. Connors as Senior Vice President and Chief Information Officer. Mr. Connors is an NEO for 2014 under the definition in the SEC Regulation because he would have been an NEO at the end of the 2014 fiscal year had he been serving as an executive officer at that time.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Elements of NEO Compensation for 2014 and Relationship to FMC’s Performance

The principal elements of the annual compensation paid to the NEOs are base salary, nonequity incentive plan payments, equity incentive plan awards (restricted stock awards), and retirement plan contributions. The size of the nonequity incentive plan payments, if any, and the value of the restricted stock awards are directly impacted by the Company’s performance. Disregarding retirement plan contributions and taking into account only current compensation, these two elements (nonequity incentive plan payments and restricted stock awards) together constituted approximately one-half of the NEOs’ compensation for 2014. Whether a nonequity incentive plan payment was earned, and the size of an earned payment, depended (100% for Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin, and 70% for Mr. Fluhler and Mr. Connors) on FMC achieving operating earnings per share for the year meeting or exceeding pre-established targets based on the Company’s annual financial plan. The value of the shares of restricted stock awarded to the NEOs depended, and will continue to depend, on the market price of the shares and the total shareholder return (market price appreciation plus dividends paid) on the shares.

FMC had an outstanding year in 2014, reporting record net income of $60.2 million for 2014, an increase of $18 million over 2013. Per share earnings increased from $1.41/share to $1.65/share - a 17% increase. Although the market price of the Company’s stock was flat for 2014, the dividend paid on a share of stock increased from $.18/share in 2013 to $.29/share in 2014. As the Performance Graph on page 27 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 shows, the cumulative 5-year total return to shareholders on FMC’s common stock has been approximately double that of the Russell 2000 Index, the SNL Bank $1B-$5B Index and the SNL Bank $5B-$10B Index. The Company’s balance sheet continued to strengthen during 2014, as the tangible book value of a share of FMC stock increased from $12.17 to $13.65 and the Company’s provision expense decreased from $6.5 million to $2.6 million. Charge-offs decreased from $8.1 million to $6.5 million.

The design and administration of the Company’s executive compensation program is centered on the principle that the executives’ pay should be aligned with performance that is congruous with the interests of shareholders. The NEOs’ total compensation for 2012, 2013 and 2014 increased substantially over their compensation for 2011 and before, reflecting FMC’s outstanding financial performance during each of the past three years. Looking at just the past year, the Summary Compensation Table on page 29 shows that the totals of the three principal elements of the NEOs’ current compensation (base salary, nonequity incentive plan payments and restricted stock awards) for 2014 averaged approximately 5% more than their totals for 2013. Because the Company’s operating earnings per share exceeded the pre-established target, the NEOs’ 2014 earned nonequity incentive plan payments based on this metric were 120% of their target amounts shown in the Grant of Plan-Based Awards for 2014 Table on page 31. Also, as the Summary Compensation Table shows, the grant date value of the 2014 restricted stock award to Mr. Rechin increased by 29% over 2013, and the value of the 2014 restricted stock awards to Mr. Hardwick, Mr. Stewart and Mr. Martin increased by 20% over 2013 (partially due to the Compensation and Human Resources Committee’s decision to eliminate stock options); and the value of the restricted stock awards made up a larger share of the NEOs’ total compensation for 2014 compared to the two previous years. In addition, as the Option Exercises and Stock Vested During 2014 Table on page 33 and the Outstanding Equity Awards at End of 2014 Fiscal Year Table on page 32 show, the NEOs - the same as all other shareholders - have benefited from the appreciation in the price of FMC common stock over the past few years. The value of their stock on which restrictions lapsed in 2014 increased substantially during the three years that the restrictions applied; Mr. Rechin exercised a stock option in 2014 that had been granted to him in 2009, on which he realized significant value; and at the end of 2014 the NEOs held unexercised stock options and shares of restricted stock that were generally more valuable, and in some cases considerably more valuable, than they were on their grant dates. All of the above demonstrates that the NEOs’ compensation is aligned with shareholder interests.

Results of Shareholder Advisory Vote on NEO Compensation at the 2014 Annual Meeting

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company held a separate shareholder advisory vote at the 2014 Annual Meeting on a resolution to approve the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in the 2014 proxy statement. Of the shares that were voted, 25,464,522 (96.86%) were voted in favor of the resolution, 730,864 (2.78%) were voted against the resolution, and 95,225 (0.36%) abstained. The Compensation and Human Resources Committee considered these results at its first meeting following the vote and concluded that the vote showed that the shareholders supported the Company’s executive compensation policies and programs. The Committee did not make any significant changes in 2014 to the executive compensation policies and programs on the basis of this advisory vote.

Executive Compensation Program Objectives and Process

The intent of the Board and the Compensation and Human Resources Committee is to provide the most effective executive compensation program that gives the executives incentives to achieve the Company’s current and long-term strategic goals, with the ultimate objective of achieving a superior return on the shareholders’ investment. To this end, the Company has designed its compensation programs so that executives have the opportunity to earn an appropriate mix of salary, benefits and short and long-term incentives, comprised of both cash and equity, which will financially reward them for excellent performance as measured against the Company’s annual and long-term goals and in comparison to industry peers. The equity-based compensation program, in particular, encourages ownership and retention of the Company’s common stock by key employees, assuring that they will have a meaningful stake in the Company’s continued success, thereby aligning the interests of the executives and the other shareholders.

The executive compensation program is designed to help the Company achieve its business objectives by:

•	maintaining a competitive compensation program to attract, retain and motivate high-performing, qualified executives;

•	providing performance-based incentive compensation that is directly related to the Company’s financial performance and individual contributions to that performance;

•	strengthening the alignment between management effort and business strategy; and

•	linking compensation to factors which affect short and long-term stock performance.

In designing and implementing executive compensation plans, programs and policies, all reasonable efforts are made to ensure that the plan, program or policy does not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary or excessive risks that threaten the value of the Company or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any executive. The Compensation and Human Resources Committee oversees the development and administration of the plans that comprise the executive compensation program, and it periodically reviews and evaluates the plans’ effectiveness and alignment with the Company’s business strategies and the interests of shareholders. Senior management is responsible for the implementation and day-to-day administration of these plans. The Committee has primary responsibility for reviewing executive performance and approving executive compensation; however, the Committee relies heavily on Mr. Rechin’s recommendations in reviewing the performance and determining the compensation of executives other than Mr. Rechin himself. The Committee also receives support and assistance from the Senior Vice President and Human Resources Officer, Kimberly J. Ellington, and other members of senior management in this endeavor. The performance review process includes formal reviews that take place in February, the Committee’s approval, generally in February, of the executives’ nonequity incentive plan payments calculated on the basis of FMC’s audited financial results for the previous fiscal year, and the Committee’s determination of restricted stock awards for the current year. The Committee also makes annual adjustments to the executives’ base salaries that are effective in March.

Peer Group

In its efforts to attract, retain and motivate high-performing executives, FMC competes with other employers, mainly in the financial services industry in the Midwest. Necessarily, this requires the Company to be aware of how peer institutions are compensating their executives, to ascertain how the Company’s executive compensation programs compare - both in their mix and their amounts - with these peers’ programs. The Compensation and Human Resources Committee’s goal is fix executives’ total compensation as nearly as practicable, taking into account all relevant factors, to the median for similar positions at peer institutions, with an appropriate balance between salary and incentive compensation, cash and equity, and short and long-term incentives. The peer group for 2014 consisted of the following 19 publicly-traded Midwest financial institutions of relatively similar size to the Company:

1st Source Corporation	MainSource Financial Group, Inc.
Chemical Financial Corporation	MB Financial Inc.
Community Trust Bancorp, Inc	National Penn Bancshares, Inc.
F. N. B. Corporation	Old National Bancorp
First Busey Corporation	Park National Corporation
First Commonwealth Financial Corporation	Pinnacle Financial Partners, Inc.
First Financial Bancorp	Republic Bancorp, Inc.
First Midwest Bancorp, Inc.	S & T Bancorp, Inc.
Heartland Financial USA, Inc.	S. Y. Bancorp, Inc.
Independent Bank Corporation

The peer group for 2013 consisted of the above-listed financial institutions plus two others that were eliminated, one because it was acquired by another institution and the other because it has experienced financial difficulties

Compensation Consultant

Although FMC has not historically “benchmarked” its executive compensation, the Compensation and Human Resources Committee has periodically engaged a compensation consultant to review the Company’s executive salaries and compensation programs to ensure that they continue to provide executives with a competitive compensation opportunity that will enable the Company to attract, retain and motivate a highly qualified leadership team. The Committee engaged Buck Consultants, a human resources consulting firm, in 2009, 2012-2013 and 2014 to conduct the most recent such review. James P. Sillery, a principal in Buck Consultants’ National Consulting Practice, led each of these reviews, thereby providing valuable continuity. The findings and recommendations from each of the Buck Consultants studies were based in part on a database of executive compensation information it had compiled from the peer group institutions. The findings that Buck Consultants presented to the Committee in 2013 and 2014 showed that, in general, the NEOs’ total compensation is reasonably close to the median for similar positions at peer institutions. However, the 2013 and 2014 reports both showed that Mr. Rechin’s total compensation was only at the 25th percentile compared to other chief executive officers in the peer group. The Committee has taken Buck Consultants’ findings and recommendations into account in making its decisions regarding the amounts and types of executive compensation for 2014 and 2015.

Mitigation of Risks

In designing and implementing the executive compensation plans, FMC makes all reasonable efforts to ensure that the plans do not include any cash or equity-based incentive or other feature that might encourage executives to take unnecessary and excessive risks that threaten the value of the Company or encourage the manipulation of reported earnings of the Company to enhance the compensation of any executive. The Risk and Credit Policy Committee oversees the management of enterprise-wide risk for the Company; however, the Compensation and Human Resources Committee has the primary responsibility for overseeing the management of compensation plan risks. The two Committees share continuing responsibility for monitoring risk exposure to assure that it remains within established limits and that significant risk exposures are brought to the attention of the full Board.

Compensation plan risks are mitigated in a number of ways. They include the following:

•
The Compensation and Human Resources Committee receives formal assessments, approximately annually, from the Company’s Senior Vice President and Chief Risk Officer, Jeffrey B. Lorentson, of the risks posed by the executive compensation plans and how to limit these risks. The Committee discusses, evaluates and reviews these assessments with Mr. Lorentson.

•	Executive compensation is a mix of cash and equity, fixed and variable compensation, and annual and long-term incentives.

•
The Senior Management Incentive Compensation Program (the “SMICP”), the nonequity incentive compensation plan covering the NEOs and other management employees, caps the NEOs’ incentive award payouts at 200% of target for the earnings per share metric, and less for other metrics.

•	The SMICP has tiered goals and award levels, with narrower bands or increments, not “all or nothing” goals or larger bands or increments.

•	The SMICP has a “clawback” provision under which the Company may recover a payment made to an executive officer if the payment is based on a materially inaccurate financial statement.

•	The Company has a written policy prohibiting senior managers from engaging in hedging or short sales of FMC stock.

•
The Long-term Equity Incentive Plan (the “LTEIP”), the equity incentive plan covering the NEOs and other management employees, provides that stock option grants will generally not vest for two years and restricted stock awards will not vest for three years.

•	The LTEIP also provides that executive officers must hold approximately 25% of the shares awarded to them under the Plan until their death, retirement, termination of employment, or change of control.

•	The LTEIP also states that executive officers are expected to acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the Plan.

•	The Company does not have employment or severance agreements with its NEOs, thus avoiding multi-year guaranteed employment terms.

•	None of FMC’s compensation programs include tax gross-ups, single trigger change of control agreements, or extravagant executive perquisites.

•	The Company periodically engages a compensation consultant to review FMC’s executive salaries and compensation programs to ensure they are competitive but not overly generous.

•
The Company has an Ethics and Integrity Policy, monitored by the Audit Committee, under which employees and others may raise concerns regarding accounting, internal controls, or auditing matters. It includes the option to anonymously report conduct and matters covered by the Policy through a toll-free ethics hotline operated by an outside company.

Based on these risk mitigation undertakings, the Compensation and Human Resources Committee does not believe that the risks arising from FMC’s compensation policies and practices for its executive employees are reasonably likely to have a material adverse effect on the Company within the scope of Item 402(s) of SEC Regulation S-K.

Elements of Executive Compensation

The NEOs’ compensation includes base salary, cash incentive pay, equity-based compensation (restricted stock awards), retirement benefits, and, in the event of an acquisition, “double trigger” change of control agreements. The Company does not have employment or other severance agreements with its executive officers.

Base salary and cash incentive pay are intended to advance shorter-term goals by providing an immediate or near-term financial reward for excellent performance that is aligned with and advances FMC’s strategic objectives and that is competitive with the Company’s industry peers. The targets for earning cash incentive pay under the nonequity incentive plan are adjusted annually to align with the Company’s annual financial plan. The restricted stock awards are designed to financially reward the achievement of longer-term goals and to further align executives’ financial interests with those of other shareholders by tying the value of such compensation to sustained increases in the price of the Company’s stock. This objective is also supported by the provisions in the equity compensation plan (i) requiring executives to hold approximately 25% of the shares awarded to them under the plan until their death, retirement, termination of employment, or change of control, and (ii) establishing a guideline for executives that they will acquire and hold FMC stock at least equal to their then current annual salary within six years of commencing participation in the plan. The three-year vesting provisions attached to the restricted stock awards, together with the vesting provisions in the retirement plans, also promote the long-term employment of qualified executives.

The following paragraphs describe the material provisions of each of the elements of the NEOs’ compensation during 2014, including their specific application to each of the NEOs. Reference is also made to relevant information contained in the compensation tables and related material on pages 29-37.

Base Salary

Base salary is the common element in nearly every compensation program. The salaries of FMC’s executives are determined subjectively by the Compensation and Human Resources Committee, based on their responsibilities and a review of their individual performance and contributions to the Company’s financial performance. The Committee considers the recommendations of the CEO, Mr. Rechin, in assessing the performance of the NEOs other than Mr. Rechin. The Committee is solely responsible for assessing Mr. Rechin’s performance and determining his salary and other forms of compensation. Besides individual and Company performance, other factors that may affect the NEOs’ salaries include their experience, budgetary considerations, and the salaries paid to executives holding similar positions with the Company’s competitors in the financial services industry. The Committee bases its assessment of the latter on the findings contained in the Buck Consultants’ studies discussed on pages 18 and 21, and on other public reports and broad-based third party surveys, particularly those that include financial institutions of a similar size and/or geographic location.

The Compensation and Human Resources Committee reviews and adjusts the NEOs’ salaries annually in February, after performance reviews have been completed and the Company’s audited financial statements for the preceding fiscal year have been issued. Adjustments become effective as of the first payroll in March. The Committee believes that, by waiting until the performance reviews have been completed and the financial statements have been issued, the NEOs’ salary adjustments will be more accurately and effectively tied to their success in meeting financial targets and other strategic goals for the previous year. This timing also allows the Committee to communicate decisions regarding salary adjustments, cash incentive payments and equity-based awards to the NEOs and other executives all at the same time, thus ensuring a clear and consistent message regarding performance and underlining the Company’s emphasis on growing a performance-based culture.

The Compensation and Human Resources Committee increased the NEOs’ base salaries in February 2014, after evaluating their individual performance and accomplishments and the Company’s performance, as follows: Mr. Rechin, from $388,125 to $402,100; Mr. Hardwick, from $284,800 to $295,000; Mr. Stewart, from $278,000 to $288,000; Mr. Martin, from $220,000 to $231,000; Mr. Fluhler, from $173,753 to $177,670; and Mr. Connors, from $211,913 to 216,160. Upon being promoted to Senior Vice President and Chief Information Officer in May 2014, Mr. Fluhler’s base salary was increased further to $187,000. Mr. Connor’s base salary upon becoming Executive Director of Facilities Management was decreased to $120,000.

The Senior Management Incentive Compensation Program

The Senior Management Incentive Compensation Program (the “SMICP”) is a nonequity incentive compensation plan that affords the NEOs and other management employees the opportunity to earn additional cash compensation annually, determined as a percentage of their base salaries, by meeting pre-established goals for the fiscal year that are closely related to FMC’s strategic and financial plans. Participants must be employed when the payments are made, except in the case of death, disability or retirement, to be eligible for a payment under the Program.

Under the SMICP, the Compensation and Human Resources Committee establishes schedules for the payments early in each fiscal year, beginning at minimum thresholds below which participants do not receive payments, and increasing proportionately to target amounts and maximum amounts that participants may receive. Each participant is then informed of the goals to be achieved (which in nearly all cases are related to the Company’s strategic and financial plans and measurable objectively), the percentage of base salary that will be paid if the participant’s goals are achieved (the target payment), and the applicable minimum thresholds and maximum amounts. Following the end of each fiscal year, after the Company’s audited financial statements for the year have been issued, the Committee approves the payouts under the SMICP.

The Committee has the authority to modify the Program, make final award determinations (which may include increasing or decreasing the amount payable to an individual participant under the applicable formula set forth in the SMICP), set conditions for eligibility and awards, define extraordinary accounting events in calculating earnings, establish future payout schedules, determine circumstances and causes for which payouts can be withheld, and abolish the Program. In doing so, it considers Mr. Rechin’s recommendations, except as Mr. Rechin’s own cash incentive compensation may be affected. The SMICP has a “clawback” provision that provides for recovery of any payment made to a participant who is an executive officer if the payment is based on a materially inaccurate financial statement.

There were 99 participants who received cash compensation under the SMICP for 2014, including the six NEOs. The payouts for 2014 were made in March 2015. The threshold, target and maximum payout for each of the NEOs under the Program for 2014 is shown in the Grants of Plan-Based Awards for 2014 Table on page 31.

Mr. Rechin’s target amount for 2014, as set by the Compensation and Human Resources Committee, was 45% of his base salary; and Mr. Hardwick’s, Mr. Stewart’s and Mr. Martin’s target amounts were 40% of their base salaries. For each of them, their target payment was based entirely on FMC’s achieving operating earnings, calculated on a diluted GAAP basis, of $1.59/share of common stock. The minimum threshold that would result in a payment of 50% of the target amount was based on achieving operating earnings of $1.39/share, and the maximum payment of 200% of the target amount was based on achieving operating earnings of $1.99/share. For 2014, FMC’s reported operating earnings were $1.65/share which, under the payout schedule, would have resulted in payouts to each of these four NEOs of 115% of their target amounts. However, the Committee exercised its authority, as noted above, to define an extraordinary accounting event that occurred during 2014, determining that the payouts under the SMICP should be based on operating earnings of $1.67/share rather than $1.65/share because the Company’s 2014 results included net nonrecurring expenses of approximately $.02/share related to FMC’s acquisition of Community Bancshares, Inc., which closed in November 2014. As a result, these payouts were increased from 115% to 120% of the participants’ target amounts.

Mr. Fluhler’s and Mr. Connors’ target amounts for 2014, as set by the Compensation and Human Resources Committee, were 30% of their base salaries. Due to nature of their responsibilities, their target payments were based on two metrics: 70% of their target payment was based on the operating earnings schedule described in the immediately preceding paragraph, and 30% was based on the Company’s achieving a consolidated efficiency ratio (defined as noninterest expense as a percent of the sum of tax equivalent net interest income and noninterest income, excluding security gains and nonrecurring items) of 61.16% for 2014. The minimum threshold that would result in a payment of 80% of the target amount under this metric was based on achieving a consolidated efficiency ratio of 62.16%, and the maximum payment of 150% of the target amount was based on achieving a consolidated efficiency ratio of 58.66%. FMC’s consolidated efficiency ratio for 2014 was 61.51% which, under the payout schedule, would have resulted in payouts to these two NEOs of 93% of their target amounts. However, the Committee took into account the extraordinary accounting event described in the immediately preceding paragraph for purposes of this metric as well, determining that the payouts under the SMICP should be based on a consolidated efficiency ratio of 60.76% rather than 61.51%, omitting the nonrecurring expenses related to FMC’s acquisition of Community Bancshares, Inc. As a result, these payouts were increased from 93% to 107% of the participants’ target amounts.

As the Summary Compensation Table on page 29 shows, the payouts to the NEOs under the SMICP for 2014 were as follows: Mr. Rechin - $215,683; Mr. Hardwick - $140,659; Mr. Stewart - $137,317; Mr. Martin - $109,865; Mr. Fluhler - $63,120; and Mr. Connors - $60,412.

The Long-term Equity Incentive Plan

The Long-term Equity Incentive Plan (the “LTEIP”) is an equity incentive plan that affords the NEOs and other management employees the opportunity to benefit as shareholders from long-term improvements in the Company’s financial performance, thus increasing their commonality of interest with other shareholders. The equity awards available under the Plan include grants of restricted stock in the Company and incentive and nonqualified options to acquire common stock in the Company.

Under the LTEIP, the Compensation and Human Resources Committee has the authority to grant awards, decide who will receive awards, determine the types and sizes of awards, determine the terms, conditions, vesting periods, and restrictions applicable to awards, adopt, alter and repeal administrative rules and practices governing the LTEIP, interpret the terms and provisions of the LTEIP and any awards granted under it, prescribe the forms of award agreements, and otherwise supervise the administration of the LTEIP. The Committee normally makes equity awards to participants annually in February, contemporaneously with salary adjustments and cash incentive payouts. On occasion, the Committee grants an award at other times, e.g., when an executive is hired. The Committee has delegated to Mr. Rechin the authority to make restricted stock awards to newly-hired employees, limited to a maximum of 1,000 shares of FMC common stock.

The Compensation and Human Resources Committee elected to completely abandon the use of stock option grants in 2014, after having used them only sparingly in 2013. The Committee’s decision was based on its conclusion that restricted stock grants are a more effective form of equity incentive compensation than grants of stock options. Buck Consultants’ findings and recommendations, discussed on pages 18 and 21, also influenced the Committee’s decision, as did recent tax and accounting changes.

As the Outstanding Equity Awards at End of 2014 Fiscal Year Table on page 32 shows, the stock options granted to the NEOs under the LTEIP from 2004 through 2008 were out of the money on December 31, 2014; whereas, the stock options they received from 2009 through 2013 were in the money on December 31, 2014. The price per share of FMC stock at the close of business on December 31, 2014 was $22.75.

There were 177 participants who received restricted stock awards under the LTEIP in February 2014, including the six NEOs. Another eight employees received restricted stock awards under the LTEIP at other times during 2014, including six newly-hired employees to whom Mr. Rechin made awards under the authority delegated to him by the Compensation and Human Resources Committee, as described above. The Committee subjectively determines the amounts of the equity awards to be granted to the participants; however, in general, they are commensurate with the participants’ positions and level of responsibilities. In making restricted stock awards, the Committee relies in part on Mr. Rechin’s recommendations, except for awards to Mr. Rechin himself.

The restricted stock awards under the LTEIP are not performance-based. The awards vest (the restrictions lapse, giving the grantee complete ownership rights) three years after the date of the award or, if earlier, on the date the grantee dies or becomes disabled. The Compensation and Human Resources Committee may also partially waive the forfeiture of a restricted stock award if a grantee’s employment is terminated less than three years after the date of the award and the Committee determines that the termination was involuntary and without cause. In that event, the part of the award that vests is a fraction of the shares, with a numerator equal to the number of full years that have elapsed between the date of the award and the date of termination and a denominator of three. A grantee of restricted stock under the LTEIP is entitled to vote the shares of stock and receive the dividends on the stock, notwithstanding the restrictions.

As the Grants of Plan-Based Awards for 2014 Table on page 31 shows, the Committee made the following awards of restricted stock to the NEOs under the LTEIP in February 2014: Mr. Rechin - 9,700 shares; Mr. Hardwick - 7,200 shares; Mr. Stewart - 7,200 shares; Mr. Martin - 5,000 shares; Mr. Fluhler - 1,000 shares; and Mr. Connors - 1,000 shares. The value of the restricted stock on the date of grant was $20.36/share. The restricted stock awards will vest on February 11, 2017 or, if earlier, on the date the grantee dies or becomes disabled.

The LTEIP includes a provision that executive officers must hold at least 25% of all “net shares” (which the LTEIP defines as the number of shares issued to the executive officer under an award after subtracting the number of shares, if any, transferred or surrendered by the executive officer to pay the exercise price of a stock option and/or to pay any withholding taxes associated with an award) issued to them under the LTEIP, including both restricted stock awards and shares issued upon the exercise of stock options, until the earlier of the date of the executive officer’s death, retirement or other termination of employment, or the date of a change of control. The purpose of this provision is to ensure that executive officers who benefit from equity awards under the LTEIP have a long-term financial interest in growing the value of the Company’s stock due to their increased ownership of FMC common shares. With the same purpose, the LTEIP includes a guideline stating that executive officers participating in the LTEIP should acquire and hold shares of the Company’s common stock equal in value to at least 100% of their then current annual salary within six years after commencing participation. However, this guideline is not a condition or restriction and does not present a risk of forfeiture with respect to any equity award made to an executive officer under the LTEIP.

The Company also has a written policy prohibiting its executive officers from engaging in short sales or in hedging against a possible decrease in the market value of FMC stock granted to the executive under the LTEIP or otherwise held, directly or indirectly, by the executive officer. A primary purpose of the hedging prohibition is to avoid reducing the executive’s incentive to seek to improve the Company’s performance.

The Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “ESPP”) is a form of equity-based compensation that is available to nearly all of the employees of FMC and its subsidiaries, including the NEOs. The ESPP is a Code §423 employee stock purchase plan that was approved by the shareholders at the 2009 Annual Meeting. It provides an attractive vehicle for participants to acquire the Company’s stock, thus further aligning their interests with those of other shareholders. Participants may elect under the Plan, prior to each three month offering period corresponding to the calendar quarters, to purchase shares of FMC stock at a price equal to 85% of the average of the closing prices for the stock on each trading day during the offering period, as reported by NASDAQ.

Of the NEOs, Mr. Stewart and Mr. Fluhler were participants in the ESPP during 2014. Mr. Stewart participated during all four of the 2014 offering periods, purchasing 57 shares, 50 shares, 61 shares and 48 shares, respectively, for those periods. Mr. Fluhler participated during the second and third offering periods, purchasing 117 shares and 142 shares, respectively, for those periods. The purchase prices for the shares for the four offering periods were $18.39, $17.97, $17.32 and $18.48 per share, respectively.

The Retirement Pension Plan

The Retirement Pension Plan (the “Pension Plan”) is a qualified Code §401(a) defined benefit pension plan that the Company “froze” in 2005. Only a few “grandfathered” participants - those who had attained age 55 and earned at least 10 years of credited service on March 1, 2005 - continued to accrue benefits under the Pension Plan after that date, and the benefits of the other participants were frozen. No new participants were added after March 1, 2005. The benefits payable upon retirement at age 65 to employees participating in the Pension Plan are computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen are determined under the formula described above, based on their average final compensation as of March 1, 2005, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

Of the NEOs, Mr. Hardwick, Mr. Fluhler and Mr. Connors are participants in the Pension Plan. They ceased accruing benefits under the Pension Plan, and their accrued benefits were frozen as of March 1, 2005, because they had not yet attained age 55 and earned at least 10 years of credited service and thus were not eligible for “grandfathering.” As the Pension Benefits Table on page 34 shows, as of December 31, 2014, the present value of Mr. Hardwick’s accumulated benefit was $55,309, the present value of Mr. Fluhler’s accumulated benefit was $30,787, and the present value of Mr. Connors’ accumulated benefit was $114,702. Mr. Connors has attained age 65 and is eligible for normal retirement. His annual normal retirement benefit under the Pension Plan, payable as a straight-life annuity following his retirement, is approximately $8,195. If Mr. Hardwick and Mr. Fluhler continue their employment with the Company until age 65 and they retire at that time, their annual benefits under the Pension Plan, payable as a straight-life annuity, would be approximately $8,594 and $4,440, respectively.

The Retirement and Income Savings Plan

The Retirement and Income Savings Plan (the “§401(k) Plan”) is a qualified Code §401(k) defined contribution retirement plan, under which participating employees of the Company and its subsidiaries that adopt the Plan may save for their retirement by making pre-tax and Roth after-tax contributions up to the lesser of the statutory limits ($17,500 for 2014 and $18,000 for 2015, plus “catch up” contributions of up to $5,500 for 2014 and $6,000 for 2015 for participants over age 50) and the limits set forth in the §401(k) Plan.

The Company makes matching contributions to the §401(k) Plan on behalf of participants who make pre-tax and/or Roth after-tax contributions. Since January 1, 2013, the Company has matched a participant’s pre-tax and Roth after-tax contributions at the rate of 100% of such contributions up to 3% of the participant’s compensation, plus 50% of such contributions to the extent they exceeded 3% but do not exceed 6% of the participant’s compensation (defined as W-2 compensation plus certain voluntary pre-tax contributions, up to the Code §401(a)(17) maximum, which is $260,000 for 2014 and $265,000 for 2015). Thus, the maximum matching employer contribution is generally 4½% of a participant’s compensation (less if the participant’s compensation exceeds the Code §401(a)(17) maximum).

Plan participants who have been continuously employed by FMC since before January 1, 2010 receive additional employer contributions under the §401(k) Plan, equal to 2% of the participant’s compensation (as defined above), as limited by the Code §401(a)(17) maximum. Employees hired or rehired on or after January 1, 2010 are not eligible to receive these additional contributions.

Prior to 2013, the Company’s matching contributions under the §401(k) Plan were at the rate of 50% of the participant’s pre-tax §401(k) Plan contributions (Roth after-tax §401(k) Plan contributions were not permitted) up to 6% of the participant’s compensation (as defined above). Thus, the maximum matching employer contribution was generally 3% of a participant’s compensation (less if the participant’s compensation exceeded the Code §401(a)(17) maximum). The Company made additional service-weighted contributions under the §401(k) Plan on behalf of participants who had been continuously employed by FMC since before January 1, 2010, varying from 2% to 7% of the participant’s compensation (as defined above) on the basis of their years of service. These additional service-weighted contributions were as follows: 2% for 0-4 years of service; 3% for 5-9 years of service; 4% for 10-14 years of service; 5% for 15-19 years of service; 6% for 20-24 years of service; and 7% for 25 or more years of service. Employees hired or rehired on or after January 1, 2010 were not eligible to receive these additional contributions.

All pre-tax and Roth after-tax Plan contributions under the §401(k) Plan are fully vested, while participants become vested in employer matching contributions and additional employer contributions, if any, at the rate of 20% for each year of service. Participants become 100% vested in their employer matching contributions and additional employer contributions, if any, in the event of their death, disability (as defined in the Plan), or satisfaction of any of the Plan’s retirement requirements.

FMC’s employer contributions made on behalf of the NEOs under the §401(k) Plan for 2014 were as follows: Mr. Rechin - $11,700 matching contributions and $5,200 additional contributions; Mr. Hardwick - $11,700 matching contributions and $5,200 additional contributions; Mr. Stewart - $11,700 matching contributions and $5,200 additional contributions; Mr. Martin - $11,700 matching contributions and $5,200 additional contributions; Mr. Fluhler - $8,025 matching contributions and $4,586 additional contributions; and Mr. Connors - $11,553 matching contributions and $5,135 additional contributions. These contributions are included in the column headed “All Other Compensation” in the Summary Compensation Table on page 29.

The Defined Contribution Supplemental Executive Retirement Plan

FMC established the Defined Contribution Supplemental Executive Retirement Plan (the “SERP”), a nonqualified retirement plan, in 2006. The SERP provides additional retirement benefits to executives designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit under §401(a)(17) of the Code ($260,000 for 2014 and $265,000 for 2015). At the present time, the only executive designated by the Committee as a participant in the SERP is Mr. Rechin. FMC contributes 12% of his annual compensation, including his base salary and his cash incentive pay, to the SERP. The Committee established this percentage after consulting with Mercer Human Resource Consulting (“Mercer”), which assisted the Committee in designing the Plan. Assuming Mr. Rechin continues to be employed by the Company until age 65, this contribution is intended to provide an income replacement ratio of approximately 35%, based on a 7% return on the Plan’s investments.

Mercer advised the Committee that this income replacement ratio would provide retirement benefits to Mr. Rechin that are comparable to those paid to executives holding similar positions at peer companies in the financial services industry. Mr. Rechin’s benefit under the SERP is subject to a five year “cliff” vesting provision. He is not permitted to make employee contributions.

As the Nonqualified Deferred Compensation in 2014 Table on page 35 shows, the Company’s contribution to the SERP for 2014 on behalf of Mr. Rechin was $128,515. This contribution is included in Mr. Rechin’s compensation in the column headed “All Other Compensation” in the Summary Compensation Table on page 29.

The 2011 Executive Deferred Compensation Plan

FMC established the 2011 Executive Deferred Compensation Plan (the “EDCP”), a nonqualified deferred compensation plan, in 2011. The EDCP provides that participants in the Plan who are designated by the Compensation and Human Resources Committee may defer compensation (W-2 compensation plus certain pre-tax contributions as described in the EDCP) in excess of the maximum annual salary deferrals permitted under the §401(k) Plan ($17,500 for 2014 and $18,000 for 2015). Participants over age 50 may also make “catch up” contributions of up to $5,500 for 2014 and $6,000 for 2015. The maximum amount that a participant may defer under the EDCP is 75% of compensation, less any amounts deferred under the §401(k) Plan. FMC may also match participant deferrals at the rate of 50% of the deferrals up to a maximum of 6% of compensation (using the §401(k) Plan definition without the Code §401(a)(17) limit), and it may also make supplemental contributions. The Company also credits a participant’s account under the EDCP with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and nonelective contributions are 100% vested at all times, while matching contributions vest after five years and supplemental contributions vest after three years or, if earlier, upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). The Committee has delegated its authority to designate participants in the EDCP to Mr. Rechin, subject to annual review by the Committee of the list of participants.

As the Nonqualified Deferred Compensation in 2014 Table on page 35 shows, Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Connors participated in the EDCP in 2014. Mr. Rechin’s contributions (deferrals or nonelective contributions equal to deferred amounts that were refunded to him in 2014 under the §401(k) Plan, or both) totaled $133, and the Company’s contributions (nonelective contributions equal to matching contributions that were refunded to him in 2014 under the §401(k) Plan) totaled $3,014; Mr. Hardwick’s contributions totaled $14,903, and the Company’s contributions totaled $3,404; Mr. Stewart’s contributions totaled $3,016, and the Company’s contributions totaled $3,111; and Mr. Connors’ contributions totaled $22,428, and the Company’s contributions totaled $3,100.

The Change of Control Agreements

FMC has change of control agreements with the NEOs and certain other senior management employees because it believes these agreements promote the interests of the Company and its shareholders by providing them a financial incentive to remain with the Company and continue to act in the Company’s and the shareholders’ best interests in the event of a proposed acquisition or change of control situation in which they might otherwise decide to terminate employment due to the uncertainties of their own circumstances. The change of control agreements are “double trigger” agreements, meaning that severance benefits are payable to the executive only if: (1) a change of control occurs; and (2) the executive’s employment is terminated or constructively terminated following the change of control. The agreements provide that this termination must occur within 24 months following the change of control in order for the agreement to apply and benefits to be payable. No benefits are payable in the event of the executive’s voluntary retirement, death or disability, or if his or her employment is terminated for cause. The definitions of “change of control” and “constructive termination” are set forth on page 36, in the narrative accompanying the Change of Control Agreements Table. The agreements also contain a definition of “cause” for termination. Payments under the change of control agreements are determined as a multiple of the sum of the executive’s annual base salary at the time of receiving notice of termination and the executive’s largest annual cash incentive payment under the SMICP during the two years preceding the date of termination. For 2014, this multiple was 2.99 for Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin, and 1.50 for Mr. Fluhler and Mr. Connors.

The change of control agreements cover only a few employees and represent a relatively small percentage of FMC’s market capitalization; therefore, the Compensation and Human Resources Committee and the Board do not believe that their existence would discourage any proposed acquisition of the Company. The agreements were not executed in response to an effort to acquire control of the Company, and the Board is not aware of any such effort.

Except for the change of control agreements, the Company does not have employment or other severance agreements with any of the NEOs. Under Indiana law, the NEOs are deemed to be “at will” employees.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning the NEOs’ 2012, 2013 and 2014 compensation:

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

Michael C. Rechin	2012	$372,500	$179,804	$51,374	$259,819	$0	$111,832	$975,329
President and Chief	2013	385,601	153,200	26,600	208,225	0	134,931	908,557
Executive Officer	2014	399,420	197,492	0	215,683	0	156,101	968,696

Mark K. Hardwick	2012	269,936	135,138	28,970	169,000	8,431	25,988	637,463
Executive Vice President	2013	282,935	122,560	10,640	135,809	0	22,306	574,250
and Chief Financial Officer	2014	293,043	146,592	0	140,659	18,122	24,993	623,409

Michael J. Stewart	2012	266,369	133,431	28,970	165,149	0	33,524	627,173
Executive Vice President	2013	276,192	122,560	10,640	132,572	0	32,750	574,714
and Chief Banking Officer	2014	286,077	146,592	0	137,317	0	24,953	594,939

John J. Martin	2012	197,981	63,728	0	89,721	0	16,383	367,813
Executive Vice President and	2013	216,154	84,260	0	83,976	0	19,410	403,800
Chief Credit Officer	2014	228,888	101,800	0	109,865	0	21,728	462,281

Stephan H. Fluhler	2014	181,235	20,360	0	63,120	9,684	14,017	288,416
Senior Vice President and
Chief Information Officer(5)

Robert R. Connors	2012	206,433	25,605	0	87,816	9,387	20,918	350,159
Senior Vice President and	2013	211,016	22,980	0	70,268	0	18,260	322,524
Chief Information Officer(5)	2014	185,772	20,360	0	60,412	21,090	18,764	306,398

(1)
A discussion of the assumptions used in calculating these values is contained in Note 20 to the 2014 audited financial statements, on page 88 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The amounts shown in the Nonequity Incentive Plan Compensation column are payments under the SMICP for performance in the years indicated. However, the NEOs received these payments in February of the following year. None of the NEOs received a bonus for 2012, 2013 or 2014 except for these payments under the SMICP.

(3)
The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for Mr. Hardwick, Mr. Fluhler and Mr. Connors are the changes in the actuarial present value of their frozen benefits under the Pension Plan for the years indicated. The present values of Mr. Hardwick’s and Mr. Connors’ benefits decreased by $8,388 and $3,689, respectively, in 2013; however, SEC rules require that these amounts be shown as $0 in the Summary Compensation Table. Mr. Rechin, Mr. Stewart and Mr. Martin have not participated in any Company-sponsored defined benefit plan or other actuarial pension plan. No NEO received above-market or preferential earnings on deferred compensation for 2012, 2013 or 2014.

(4)	The amounts shown in the All Other Compensation column include the following for the years indicated:

Mr. Rechin

§401(k) Plan FMC matching contributions of $7,500 (2012), $11,475 (2013) and $11,700 (2014)
Additional §401(k) Plan FMC contributions of $7,500 (2012), $5,100 (2013) and $5,200 (2014)
FMC contributions to the SERP of $81,664 (2012), $98,680 (2013) and $128,515 (2014)
Reinvested dividends on restricted stock awards valued at $4,716 (2012), $7,527 (2013) and $10,378 (2014)
Perquisites (personal use of a Company car and payment of country club dues) with a total value of $10,182 (2012) and $11,861 (2013)

Mr. Hardwick

§401(k) Plan FMC matching contributions of $7,500 (2012), $11,475 (2013) and $11,700 (2014)
Additional §401(k) Plan FMC contributions of $12,500 (2012), $5,100 (2013) and $5,200 (2014)
FMC contributions to the EDCP of $2,508 (2012)
Reinvested dividends on restricted stock awards valued at $3,312 (2012), $5,558 (2013) and $7,916 (2014)

Mr. Stewart

§401(k) Plan FMC matching contributions of $7,500 (2012), $11,475 (2013) and $11,700 (2014)
Additional §401(k) Plan FMC contributions of $7,500 (2012), $5,100 (2013) and $5,200 (2014)
FMC contributions to the EDCP of $2,444 (2012)
Reinvested dividends on restricted stock awards valued at $3,297 (2012), $5,531 (2013) and $7,871 (2014)
Perquisites (personal use of a Company car and payment of country club dues) with a total value of $12,353 (2012) and $10,472 (2013)

Mr. Martin

§401(k) Plan FMC matching contributions of $7,500 (2012), $11,475 (2013) and $11,700 (2014)
Additional §401(k) Plan FMC contributions of $7,500 (2012), $5,100 (2013) and $5,200 (2014)
Reinvested dividends on restricted stock awards valued at $1,269 (2012), $2,715 (2013) and $4,702 (2014)

Mr. Fluhler

§401(k) Plan FMC matching contributions of $8,025 (2014)
Additional §401(k) Plan FMC contributions of $4,586 (2014)
Reinvested dividends on restricted stock awards valued at $1,214 (2014)

Mr. Connors

§401(k) Plan FMC matching contributions of $7,500 (2012), $11,475 (2013) and $11,553 (2014)
Additional §401(k) Plan FMC contributions of $10,000 (2012), $5,100 (2013) and $5,135 (2014)
FMC contributions to the EDCP of $1,977 (2012)
Reinvested dividends on restricted stock awards valued at $853 (2012), $1,035 (2013) and $1,390 (2014)

Except as listed in this footnote, no NEO received perquisites for 2012, 2013 and 2014 with a total value of more than $10,000, which is the threshold amount under Item 402(c)(2)(ix) of SEC Regulation S-K for reporting perquisites in the Summary Compensation Table.

(5)	Mr. Connors retired as Chief Information Officer in May 2014 and became Executive Director of Facilities Management. Mr. Fluhler succeeded Mr. Connors as Chief Information Officer in May 2014.

The Company does not have employment agreements with any of the NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning all of the grants of plan-based awards made to the NEOs for 2014. The nonequity incentive plan awards were made under the SMICP, and the stock awards were grants of restricted stock made under the LTEIP. No stock option awards were made to any of the NEOs for 2014. The SMICP and the LTEIP are described in the Compensation Discussion and Analysis, on pages 24-26.

Grants of Plan-Based Awards for 2014

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock	Grant date fair value of stock awards
Name	Grant Date	Threshold	Target	Maximum

Michael C. Rechin	--	$0	$179,739	$359,478

	2/11/14				9,700	197,492

Mark K. Hardwick	--	0	117,217	234,434

	2/11/14				7,200	146,592

Michael J. Stewart	--	0	114,431	228,862

	2/11/14				7,200	146,592

John J. Martin	--	0	91,555	183,110

	2/11/2014				5,000	101,800

Stephan H. Fluhler	--	0	54,371	100,586

	2/11/14				1,000	20,360

Robert R. Connors	--	0	55,732	103,103

	2/11/2014				1,000	20,360

(1)
The amounts shown in the Estimated Future Payouts under Nonequity Incentive Plan Awards column were the range of payouts to the NEOs for targeted performance for 2014 under the SMICP. The payments made to the NEOs for 2014 performance under the SMICP are shown in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table on page 29.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information concerning unexercised stock options, stock awards that have not vested, and equity incentive plan awards for each of the NEOs outstanding as of the end of the Company’s 2014 fiscal year.

Outstanding Equity Awards at End of 2014 Fiscal Year

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options(1)(Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested

Michael C. Rechin	10,000		$25.90	11/21/15	36,372	$827,452
	8,000		25.14	2/10/16
	12,000		26.31	2/8/17
	15,000		28.25	2/27/18
	13,300		11.38	2/23/22
		5,000	15.32	2/19/23

Mark K. Hardwick	10,000		26.70	9/1/15	27,740	631,093
	7,000		25.14	2/10/16
	8,000		26.31	2/8/17
	8,000		28.25	2/27/18
	8,000		11.14	2/24/19
	7,500		11.38	2/23/22
		2,000	15.32	2/19/23

Michael J. Stewart	6,000		25.44	1/29/18	27,586	627,572
	8,000		11.14	2/24/19
	7,500		11.38	2/23/22
		2,000	15.32	2/19/23

John J. Martin	2,000		11.14	2/24/19	16,477	374,852
	2,000		5.89	2/25/20
	1,000		9.20	2/11/21

Stephan H. Fluhler	3,200		26.70	9/1/15	4,253	96,753
	500		9.20	2/11/21

Robert R. Connors	8,000		26.70	9/1/15	4,871	110,808
	4,000		25.14	2/10/16
	4,500		26.31	2/8/17
	3,000		28.25	2/27/18
	3,000		11.14	2/24/19
	2,000		9.20	2/11/21

(1)	The vesting dates of the option awards that had not vested at the end of the 2014 fiscal year are as follows:

Mr. Rechin

Option to purchase 5,000 shares vested on February 19, 2015

Mr. Hardwick

Option to purchase 2,000 shares vested on February 19, 2015

Mr. Stewart

Option to purchase 2,000 shares vested on February 19, 2015

(2)	The vesting dates of the stock awards that had not vested at the end of the 2014 fiscal year are as follows:

Mr. Rechin

16,300 shares vested on February 23, 2015
10,239 shares will vest on February 19, 2016
9,833 shares will vest on February 11, 2017

Mr. Hardwick

12,250 shares vested on February 23, 2015
8,191 shares will vest on February 19, 2016
7,299 shares will vest on February 11, 2017

Mr. Stewart

12,096 shares vested on February 23, 2015
8,191 shares will vest on February 19, 2016
7,299 shares will vest on February 11, 2017

Mr. Martin

5,777 shares vested on February 23, 2015
5,631 shares will vest on February 19, 2016
5,069 shares will vest on February 11, 2017

Mr. Fluhler

1,857 shares vested on February 23, 2015
1,382 shares will vest on February 19, 2016
1,014 shares will vest on February 11, 2017

Mr. Connors

2,321 shares vested on February 23, 2015
1,536 shares will vest on February 19, 2016
1,014 shares will vest on February 11, 2017

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of a stock option and each vesting of a stock grant, including restricted stock and restricted stock units, during FMC’s 2014 fiscal year for each of the NEOs.

Option Exercises and Stock Vested During 2014

Name	Option awards		Stock awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Michael C. Rechin	20,000	$213,400	16,363	$333,144
Mark K. Hardwick	—	—	11,249	229,037
Michael J. Stewart	—	—	11,249	229,037
John J. Martin	—	—	4,091	83,286
Stephan H. Fluhler	—	—	1,636	33,314
Robert R. Connors	—	—	2,045	41,643

(1)
The value realized on exercise was computed by multiplying the number of shares acquired on exercise by the difference between the market value of the shares ($21.81/share) and the exercise price ($11.14/share) on the exercise date, March 19, 2014.

(2)	The value realized on vesting was computed by multiplying the number of shares that vested by the market value of the shares ($20.36/share) on the vesting date, February 11, 2014.

PENSION BENEFITS TABLE

The following table provides information concerning the Pension Plan with respect to each of the NEOs as of December 31, 2014.

Pension Benefits

Name	Plan name	Number of years credited service (1)	Present value of accumulated benefit(2)	Payments during last fiscal year
Michael C. Rechin	N/A	N/A	N/A	N/A
Mark K. Hardwick	FMC Retirement Pension Plan	7.32	$55,309	$0
Michael J. Stewart	N/A	N/A	N/A	N/A
John J. Martin	N/A	N/A	N/A	N/A
Stephan H. Fluhler	FMC Retirement Pension Plan	4.76	30,787	0
Robert R. Connors	FMC Retirement Pension Plan	2.50	114,702	0

(1)
Mr. Rechin, Mr. Stewart and Mr. Martin are not participants in the Pension Plan, because they were not employed by the Company on March 1, 2005, when the Pension Plan was frozen. Mr. Hardwick, Mr. Fluhler and Mr. Connors are participants in the Pension Plan, but their benefits were frozen, effective March 1, 2005, because they had not yet attained age 55 and accrued 10 years of credited service as of that date. Their years of credited service under the plan are one fewer than their number of actual years of service with the Company when the Plan was frozen. Mr. Connors has attained age 65, and he is currently eligible for normal retirement under the Pension Plan. Neither Mr. Hardwick nor Mr. Fluhler is currently eligible for normal or early retirement under the Pension Plan.

(2)
The assumptions used in calculating the present value of accumulated benefits are discussed in Note 21 to FMC’s 2014 audited financial statements, on page 91 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Pension Plan is a tax-qualified Code §401(a) defined benefit pension plan. The benefits payable upon retirement at age 65 to employees participating in the Pension Plan are computed as a straight-life annuity (although other forms of actuarially-equivalent benefits are offered) based on the following formula: 1.6% of average final compensation (in general, the participant’s highest 60 consecutive months’ W-2 compensation, less incentive pay) plus .5% of average final compensation in excess of Social Security covered compensation, both amounts times years of service to a maximum of 25 years. Benefits are integrated with Social Security but they are not subject to any deduction for Social Security or other offset amounts. The benefits payable under the Pension Plan at age 65 to the participants whose benefits were frozen, effective March 1, 2005, are determined under the formula described above, based on their average final compensation as of that date, times a fraction, the numerator of which is the participant’s years of credited service as of March 1, 2005, and the denominator of which is the participant’s years of credited service projected to age 65.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company has two nonqualified deferred compensation plans - the SERP (established in 2006) and the EDCP (established in 2011). The following table shows the dollar amounts of contributions, earnings, withdrawals, distributions and the aggregate balances of the NEOs’ deferred benefit accounts under the SERP and/or the EDCP as of December 31, 2014.

Nonqualified Deferred Compensation in 2014

Name	Plan name(1)	Executive Contributions in Last Fiscal year(2)(3)	Company's contributions in last fiscal year(2)(3)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Michael C. Rechin	SERP	0	$128,515	$43,790	0	$572,487

Michael C. Rechin	EDCP	133	3,014	243	0	3,390

Mark K. Hardwick	EDCP	14,903	3,404	4,185	0	42,722

Michael J. Stewart	EDCP	3,016	3,111	3,835	0	18,925

John J. Martin	EDCP	0	0	0	0	0

Stephan H. Fluhler	EDCP	0	0	0	0	0

Robert R. Connors	EDCP	22,428	3,100	3,628	0	61,735

(1)	The “SERP” is the First Merchants Corporation Defined Contribution Supplemental Executive Retirement Plan; and the “EDCP” is the First Merchants Corporation 2011 Executive Deferred Compensation Plan.
an.

(2)
Mr. Rechin is currently the only participant in the SERP. No amount is shown for Mr. Rechin in the Executive contributions in last fiscal year column for the SERP because participants may not make contributions to their accounts under that Plan. The amount shown for Mr. Rechin in the Company contributions in last fiscal year column for the SERP is the amount, equal to 12% of Mr. Rechin’s compensation, credited by the Company to his deferred benefit account for 2014 (but paid in early 2015). This amount is also reported as compensation to Mr. Rechin in the Summary Compensation Table on page 29, in the column headed “All Other Compensation.”

(3)
Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Connors participated in the EDCP in 2014. The EDCP also has other participants besides the NEOs. The amounts shown for the NEOs in the Executive contributions in last fiscal year column for the EDCP were either amounts deferred by the NEOs in 2014 or nonelective contributions equal to deferred amounts that were refunded to the NEOs in 2014 under the §401(k) Plan, or both. The amounts shown for the NEOs in the Company’s contributions in last fiscal year column for the EDCP were nonelective contributions equal to matching contributions that were refunded to the NEOs in 2014 under the §401(k) Plan. These matching contributions were reported as compensation to the NEOs in the Summary Compensation Table in the proxy statement for the 2014 annual meeting of shareholders.

The SERP and the EDCP are unfunded, and benefits payable under these Plans depend solely on the unsecured promise of the Company. The Company has established a “rabbi” trust (“Trust”), with the First Merchants Trust Company division of its subsidiary, First Merchants Bank, N. A., as the trustee. The Company makes annual contributions to the Trust to help pay its liabilities under the SERP and the EDCP. However, the SERP and EDCP participants have no preferred claim on, or any beneficial ownership interest in, the assets of the Trust. The Company may make investment options available to a participant but is under no obligation to invest its contributions according to the option selected. The actual investment returns for a participant’s account may differ from the returns on the investments requested by the participant. A participant may request changes in the investment options daily, by submitting written investment allocation requests to the trustee. The SERP and the EDCP are operated in compliance with Code §409A.

The SERP provides additional retirement benefits to key executive employees designated by the Compensation and Human Resources Committee whose benefits under the §401(k) Plan are restricted due to the annual compensation limit for qualified plans under §401(a)(17) of the Code ($260,000 for 2014 and $265,000 for 2015). Under the SERP,

the Company annually credits a percentage, as determined by the Committee, of a participant’s compensation (basically, salary plus nonequity incentive pay) for the plan year to a deferred benefit account established for the participant. To be eligible for such a credit, a participant must have made contributions to the §401(k) Plan sufficient to be entitled to receive the maximum matching employer contributions for the year. Participants may not make contributions to their accounts under the SERP. A participant’s interest in his or her deferred benefit account under the SERP vests upon the earliest of the participant’s death, disability, involuntary termination (except for cause), a change of control of the Company (as defined in the change of control agreements), or after five years of participation in the plan. The account balance, adjusted for investment gain or loss, is payable in 36 monthly installments following the participant’s death, disability or separation from service (the initial payment is delayed six months and made retroactively if made on account of the participant’s separation from service).

The EDCP gives eligible salaried employees the opportunity to defer compensation (W-2 compensation plus certain pre-tax contributions as described in the plan) in excess of the maximum annual deferrals permitted under the §401(k) Plan. The maximum deferral under the §401(k) Plan was $17,500 for 2014 and $18,000 for 2015. Participants over age 50 could also make “catch up” contributions of up to $5,500 for 2014 and $6,000 for 2015. The EDCP provides that eligible participants are to be designated by the Compensation and Human Resources Committee. However, the Committee has delegated this authority to Mr. Rechin, for participants other than himself, subject to annual review by the Committee of the list of participants. The maximum amount that a participant can defer under the EDCP is 75% of his or her compensation, less any amounts deferred under the §401(k) Plan. FMC may also credit matching contributions to a participant’s account equal to 50% of the participant’s deferrals up to 6% of compensation, and it may credit a participant’s account with supplemental contributions. In addition, the Company will credit a participant’s account with nonelective contributions equal to all deferrals and related matching contributions that are refunded to the participant for any plan year under the §401(k) Plan. Deferrals and nonelective contributions under the EDCP are 100% vested at all times, while matching contributions vest after five years, and supplemental contributions vest after three years. All amounts credited to a participant’s account vest upon the participant’s death, disability, or attainment of normal retirement age (age 65 with five years of participation in the §401(k) Plan). The terms “deferrals” and “contributions” in the EDCP are for ease of reference; they are actually only credits to participants’ accounts under the plan. A participant may designate the date account balances will be distributed, or commence to be distributed, under the EDCP (so long as the date is at least two years following the beginning of the plan year for which the first deferral under the plan is made), and whether distribution will be made in a lump sum or installments (the initial payment to certain key executives, including the NEOs, is delayed six months and made retroactively if made on account of the participant’s separation from service). If a participant dies, becomes disabled, or experiences an unforeseeable emergency (as defined in the EDCP), his or her benefit will be distributable in a lump sum within 90 days of the event. In the event of a change of control (as defined in the regulations under Code Section 409A), a participant’s benefit will be distributed in a lump sum on the date of the change of control.

CHANGE OF CONTROL AGREEMENTS TABLE

The Company does not have an employment or severance agreement with any of the NEOs.

FMC has a “double trigger” change of control agreement with each of the NEOs that, in general, would provide for a severance payment to the NEO in the event of a change of control of the Company that is followed by a termination or constructive termination of the NEO’s employment within 24 months after the change of control. A "change of control" is defined as an acquisition by any person of 25% or more of FMC’s voting shares, a change in the makeup of a majority of the Board over a 24‑month period, a merger of FMC in which the shareholders before the merger own 50% or less of the Company’s voting shares after the merger, or approval by FMC’s shareholders of a plan of complete liquidation of FMC or an agreement to sell or dispose of substantially all of the Company’s assets. A "constructive termination" is defined as a significant reduction in duties, compensation or benefits or a relocation of the NEO’s office outside the area described in the agreement, unless agreed to by the NEO. No payment would be made under the agreement if the termination was for “cause” (as defined in the change of control agreement) or if the termination was because of the NEO’s death, disability or voluntary retirement, or if the NEO voluntarily terminated employment (unless due to constructive termination).

If the two triggering events occur, the agreement provides that the NEO would be entitled, in addition to base salary and incentive compensation accrued through the date of termination, to payment from the Company, or its successor in the event of a purchase, merger or consolidation, of a lump sum severance payment in an amount determined by multiplying the sum of the NEO’s annual base salary as in effect on the date the NEO receives notice of termination and the NEO’s largest cash incentive plan payment under the SMICP during the two years preceding the date of termination, by the percentage set forth in the agreement (299% for Mr. Rechin, Mr. Hardwick, Mr. Stewart and Mr. Martin, and 150% for Mr. Connors and Mr. Fluhler). In such event, the NEO’s outstanding stock options would be cancelled; and, in lieu thereof, the NEO would receive a lump sum amount equal to the bargain element value of these options, if any. The restrictions on any shares of restricted stock held by the NEO when the two triggering events occurred would also lapse, and the NEO’s unvested benefits under the nonqualified deferred compensation plans would vest. The NEO would also be entitled to outplacement services, reasonable legal fees and expenses incurred as a result of the termination, and life, disability, accident and health insurance coverage until the earlier of two years following the date of termination or the NEO’s 65th birthday. The insurance coverage would be similar to what the NEO was receiving immediately prior to the notice of termination, and the Company would pay the same percentage of the cost of such coverage as it was paying on the NEO’s behalf on the date of such notice.

The following table shows the lump sum severance payment amounts that would have been payable to the NEOs under the change of control agreements if both of the triggering events had occurred on December 31, 2014. The table also shows the bargain element values of the NEOs’ outstanding stock options on that date and the estimated values of their life, disability, accident and health insurance coverages for two years following that date.

Change of Control Agreements

Name	Multiplier	Severance Benefit Amount	Bargain Element Values of Outstanding Stock Options	Estimated Values of Insurance Coverages for Two years
Michael C. Rechin	299%	$1,839,158	$188,371	$29,607
Mark K. Hardwick	299%	1,296,769	193,015	28,901
Michael J. Stewart	299%	1,265,948	193,015	28,854
John J. Martin	299%	1,012,871	70,490	26,463
Stephan H. Fluhler	150%	366,533	6,775	10,055
Robert R. Connors	150%	384,060	61,930	27,745

The change of control agreements were not entered into in response to any effort to acquire control of the Company, and the Board is not aware of any such effort.

VOTING ITEM 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Rule 14A-21(a) under the Securities Exchange Act of 1934, the Company annually includes, in association with its Annual Meeting, a separate resolution subject to shareholder advisory vote to approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in the proxy statement.

The Company’s executive compensation policies and programs are designed to link the interests of the NEOs and the other shareholders by aligning the NEOs’ pay and other financial incentives with the Company’s and their own individual long-term and short-term performance and by increasing their ownership of the Company’s stock. The material elements of these programs are discussed in the Compensation Discussion and Analysis.

At the 2014 Annual Meeting, shareholders voted 96.86% of the shares to approve the NEOs’ compensation. Only 2.78% of the shares were voted against approval, and 0.36% of the shares abstained. The Board and the Compensation and Human Resources Committee considered these results and have concluded that the shareholders support a continuation of the Company’s existing executive compensation policies and programs. The Committee did not make any significant changes in 2014 to the previous year’s policies and programs.

We are again asking our shareholders to approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed and discussed in the Compensation Discussion and Analysis, the compensation tables, and related material in Section VI of this proxy statement, entitled “Compensation of Named Executive Officers,” on pages 19-37. Shareholders are encouraged to consider this information prior to voting on the resolution. While this vote is nonbinding, the Board and the Compensation and Human Resources Committee value shareholder opinion as expressed through this vote and will consider it when deciding whether to continue the existing executive compensation philosophy and programs or to make significant changes in the future.

After the upcoming vote in association with the 2015 Annual Meeting, the next following shareholder advisory vote to approve the compensation of the Company’s NEOs will occur in association with the 2016 Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE SHAREHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS,” THE COMPENSATION TABLES AND ANY RELATED MATERIAL IN THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS.

VII. COMPENSATION OF DIRECTORS

The nonemployee directors (all of the directors except Company President and CEO Michael C. Rechin) were paid annual retainers of $60,000 for their services as directors during 2014. As an FMC employee, Mr. Rechin was not separately compensated for his services as a director. Some of the nonemployee directors received additional compensation for chairing or serving on Board Committees, as described in the next paragraph. Directors do not receive separate meeting fees, as their duties include regular attendance and active participation in Board and Committee meetings. The directors’ compensation is paid quarterly in arrears on the last business day of each calendar quarter.

The following directors received additional compensation for chairing or serving on Board Committees in 2014: Mr. Schalliol was paid $35,000 for his services as Chair of the Board; Mr. Sherman was paid $10,000 for his services as Chair of the Audit Committee; Mr. Walker was paid $5,000 for his services as Chair of the Nominating and Governance Committee; Ms. Wojtowicz was paid $5,000 for her services as Chair of the Risk and Credit Policy Committee; and Ms. Wojtowicz, Mr. Schalliol and Mr. Walker were paid an additional $5,000 for their services as members of the Risk and Credit Policy Committee, in recognition of the additional time and responsibilities involved in serving on that Committee. Mr. Schalliol did not receive additional compensation for his services as Chair of the Compensation and Human Resources Committee.

To reinforce the alignment between the directors’ compensation and long-term shareholder interests, the Equity Compensation Plan for Nonemployee Directors (approved by the shareholders in 2008) provides that at least 50% of directors’ compensation must be paid in the form of restricted shares of FMC common stock, valued at fair market value (the closing price as reported by NASDAQ) on the date of payment. The compensation the directors received in 2014, including additional compensation for chairing or serving on Board Committees, was paid 50% in cash and 50% in restricted shares. Under the terms of the Equity Compensation Plan for Nonemployee Directors, the restricted shares issued to the directors are nontransferable until the restrictions lapse, on the earliest of the following dates: (i) the third anniversary of the date the shares were issued if the director has served continuously as a director since the shares were issued; (ii) the date the director retires as a director after having attained age 55; (iii) the date of the director’s death or total and permanent disability (as defined in Code §22(e)(3)); or (iv) the date of a change of control, as defined in the LTEIP. If the director’s service as a director ends before the restrictions lapse, the director forfeits the restricted shares. The director is deemed to be the beneficial owner of the restricted shares, with the right to vote and receive all dividends and other distributions with respect to the shares, unless and until they are forfeited.

Under the provisions of the LTEIP, on July 1, 2014, the nonemployee directors were automatically granted an option to purchase 1,500 shares of FMC common stock at a price of $21.65 per share, equal to the market price at the close of business on that date.

A Board-established stock ownership guideline applies to all nonemployee directors, under which they are to acquire and hold shares of FMC common stock equal in value to at least three times their total annual compensation for their services as directors. Directors are expected to meet this guideline as soon as reasonably possible, and in all cases within six years after the director is first elected to the Board. All of the current directors have met this guideline or are on course to do so within this period.

The following table contains information concerning the compensation paid to the nonemployee directors for their services as directors in 2014.

Director Compensation for 2014 Fiscal Year

Name	Fees Earned or paid in cash	Stock awards(1)(2)	Option awards(1)(2)	All other compensation(3)	Total

Michael R. Becher	$30,046	$29,954	$12,199	$968	$73,167
Roderick English	30,046	29,954	12,199	1,508	73,707
Jo Ann M. Gora	15,029	14,971	0	710	30,710
F. Howard Halderman(4)	30,046	29,954	12,199	265	72,464
William L. Hoy(4)	30,046	29,954	12,199	1,508	73,707
Gary J. Lehman(4)	30,046	29,954	12,199	1,478	73,677
Charles E. Schalliol	50,040	49,960	12,199	2,798	114,997
Patrick A. Sherman	35,060	34,940	12,199	1,823	84,022
Terry L. Walker	35,060	34,940	12,199	1,826	84,025
Jean L. Wojtowicz	35,060	34,940	12,199	1,843	84,042

(1)	The grant date fair values of the quarterly restricted stock awards to the directors were as follows:

March 31, 2014	$21.64/share
June 30, 2014	21.14/share
September 30, 2014	20.21/share
December 31, 2014	22.75/share

The grant date fair value of the July 1, 2014 option award to the directors was $8.1327.

A discussion of the assumptions used in calculating these values is contained in Note 20 to the 2014 audited financial statements, on page 88 of FMC’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
The aggregate number of stock awards that had not vested under the Equity Compensation Plan for Nonemployee Directors and the aggregate number of option awards outstanding under the LTEIP at the end of the 2014 fiscal year for each director were as follows:

	Non-Vested Stock Awards	Outstanding Option Awards
Mr. Becher	4,153	4,500
Mr. English	4,558	9,128
Dr. Gora	0	12,128
Mr. Halderman	1,730	1,500
Mr. Hoy	4,558	10,157
Mr. Lehman	4,558	6,000
Mr. Schalliol	8,093	13,628
Mr. Sherman	5,441	9,000
Mr. Walker	5,441	11,314
Ms. Wojtowicz	5,441	13,628

(3)
The dollar amounts shown under “All Other Compensation” represent the dividends paid during 2014 on the stock awards to the nonemployee directors under the Equity Compensation Plan for Nonemployee Directors.

(4)
In addition to their compensation for serving as FMC directors, Mr. Halderman received $6,500, Mr. Hoy received $7,000, and Mr. Lehman received $15,000 from FMC’s wholly-owned subsidiary bank, First Merchants Bank, N. A., for serving as a regional director of the Bank’s Eastern, Columbus and Lafayette Region, respectively, in 2014.

(5)	Dr. Gora retired as a director on May 12, 2014, the date of the 2014 Annual Meeting.

VIII. TRANSACTIONS WITH RELATED PERSONS

Certain directors and executive officers of FMC and its subsidiaries and their associates are customers of and have had transactions with FMC’s wholly owned subsidiary, First Merchants Bank, N.A., from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with FMC’s Code of Business Conduct, all transactions in which the Company is or is to be a participant and the amount involved exceeds $120,000, and in which a director or executive officer of the Company, or any member of his or her immediate family, had or will have a direct or indirect material interest, will be reviewed for potential conflict of interest and must be approved by the Audit Committee. Under the standards set forth in the Code of Business Conduct, the Audit Committee will determine whether the transaction might pose an actual or apparent conflict of interest and, if so, whether the conflict would prevent the director or executive officer from complying with his or her obligation never to allow personal interests to interfere with objectivity in performing responsibilities to the Company and never to use or attempt to use a position with the Company to obtain any improper personal financial or other benefit for the director or executive officer, his or her family members, or any other person.

IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes in ownership of the Company’s stock with the SEC. Based on its records and the written representations of its directors and executive officers, FMC believes that during 2014 these persons complied with all Section 16(a) filing requirements except for the following late filing of Form 4 (Statement of Changes in Beneficial Ownership of Securities): Mr. Hardwick filed a Form 4 on August 6, 2014 to report a purchase of 100 shares of FMC common stock in his individual retirement account on August 1, 2014.

X. INDEPENDENT AUDITOR

FEES FOR PROFESSIONAL SERVICES RENDERED BY BKD, LLP

The following table shows the aggregate fees billed by BKD, LLP for audit and other services rendered to FMC for 2013 and 2014.

	2013	2014
Audit Fees	$345,500	$407,000
Audit-Related Fees	151,406	106,553
Tax Fees	81,347	94,532
All Other Fees	0	0
Total Fees	$578,253	$608,085

The “Audit Fees” were for professional services rendered for the audits of FMC’s consolidated financial statements and internal control over financial reporting, reviews of condensed consolidated financial statements included in the Company’s Forms 10-Q, and agreed-upon procedures on the Company’s electronic submission of audited financial information to the U. S. Department of Housing and Urban Development (HUD) and selected compliance testing on the Company’s major HUD-assisted programs.

The “Audit-Related Fees” were for professional services rendered for audits of FMC’s benefit plans and audit services performed in connection with the Company’s acquisition of Community Bancshares, Inc. in 2014 and CFS Bancorp, Inc. in 2013.

The “Tax Fees” were for professional services rendered for preparation of tax returns, preparation of property tax returns, assistance with various trust tax matters and consultation on various tax matters.

All of the services related to the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” for 2013 and 2014 were pre-approved by the Audit Committee in accordance with the Committee’s pre-approval policy described below.

The Audit Committee has considered whether the provision by BKD, LLP of the services covered by the fees other than the audit fees is compatible with maintaining BKD, LLP’s independence and believes that it is compatible.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a pre-approval policy, under which the Committee is required to pre-approve all audit and nonaudit services performed by FMC’s independent auditor, in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Under this policy, pre-approval is provided for 12 months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The independent auditor is required to provide detailed back-up documentation with respect to each proposed pre-approved service at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority has been delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

VOTING ITEM 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR 2015

The Board, subject to ratification by the shareholders, has appointed BKD, LLP as FMC’s independent auditor for 2015. If the shareholders do not ratify the appointment of BKD, the Audit Committee and the Board will reconsider this appointment. Representatives of the firm are expected to be present at the annual shareholders’ meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE FIRM BKD, LLP AS FMC’S INDEPENDENT AUDITOR FOR 2015.

XI. SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2016 Annual Meeting of the shareholders must be received by the Secretary of the Company at its principal office by November 25, 2015, for inclusion in FMC’s 2016 proxy statement and form of proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2015 Annual Meeting that were not submitted for inclusion in this proxy statement are considered untimely unless they were received by the Secretary of the Company at its principal office by February 16, 2015. The Secretary did not receive any such shareholder proposals by that date.

The process by which a shareholder may suggest a candidate for consideration by the Nominating and Governance Committee as a director-nominee is set forth in Article IV, Section 9, of FMC’s Bylaws. See the description of the process on page 14 under “Nominating and Governance Committee - Policy Regarding Consideration of Director Candidates Recommended by Shareholders.”

XII. OTHER MATTERS

Shareholders who, according to FMC’s records, share an address may receive only one Notice Regarding the Availability of Proxy Materials on the Internet, one annual report to shareholders or one set of proxy materials, unless the shareholders have provided contrary instructions. Any shareholder who received only one Notice Regarding the Availability of Proxy Materials, one annual report to shareholders or one set of proxy materials, and who wishes to receive a separate Notice, a separate annual report to shareholders or a separate set of proxy materials now or in the future, may write or call the Company’s Shareholder Services Department to request a separate Notice, a separate annual report to shareholders or a separate set of proxy materials at First Merchants Corporation, P. O. Box 792, Muncie IN 47308-0792; (800) 262-4261, extension 21522. Similarly, shareholders who share an address and who have received multiple Notices Regarding the Availability of Proxy Materials, multiple copies of the annual report to shareholders or multiple copies of proxy materials may write or call the Company’s Shareholder Services

Department at the same address and telephone number to request delivery of a single Notice or a single copy of these materials in the future.

FMC will bear the cost of soliciting proxies. FMC employees may solicit proxies personally or by mail, telephone or other electronic means; however, no solicitation will be made by specially engaged employees or paid solicitors.

The Board and management are not aware of any matters to be presented at the Annual Meeting of the shareholders other than the election of directors, the votes on advisory, nonbinding resolutions to approve the compensation of FMC’s named executive officers, and the ratification of the appointment of the independent auditor. If any other matters properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion; however, the Secretary of the Company did not receive notice of any such matter by February 16, 2015.

By Order of the Board of Directors

David L. Ortega
Secretary

Muncie, Indiana
March 25, 2015

First Merchants Corporation

200 EAST JACKSON STREET
MUNCIE, IN 47305-2814

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M81075-P59167 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST MERCHANTS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Michael R. Becher
02) William L. Hoy
03) Patrick A. Sherman

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, the compensation of First Merchants Corporation's named executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of the firm BKD, LLP as the independent auditor for 2015.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M81076-P59167

FIRST MERCHANTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 4, 2015

The shareholder(s) hereby appoint(s) Charles E. Schalliol and Terry L. Walker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of First Merchants Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m., Eastern Daylight Time, on May 4, 2015, at the Horizon Convention Center, 401 South High Street, Muncie, Indiana 47305, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: ______________________________

____

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*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2015.

FIRST MERCHANTS CORPORATION

First Merchants Corporation

200 EAST JACKSON STREET
MUNCIE, IN 47305-2814

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 24, 2015
Date: May 4, 2015 **Time:** 3:30 pm., EDT
Location: Horizon Convention Center
401 South High Street
Muncie, Indiana 47305

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See the reverse side of this notice to obtain proxy materials and voting instructions.

M81078-P59167

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NOTICE AND PROXY STATEMENT   ANNUAL REPORT

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M81079-P59167

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Michael R. Becher
   02) William L. Hoy
   03) Patrick A. Sherman

The Board of Directors recommends you vote FOR proposals 2 and 3:

M81080-P59167